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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              AMENDMENT NO. TWO TO
                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                              WESTECH CAPITAL CORP.
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             (Exact Name of Registrant as Specified in its Charter)


          NEW YORK                 33-37534-NY                   13-3577716
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(State or other jurisdiction       (Commission               (IRS Employer
of incorporation)                  File Number)              Identification No.)


                2700 Via Fortuna, Suite 400, Austin, Texas 78746

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               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code (512) 306-8222


        Securities to be registered pursuant to Section 12(b) of the Act: None







     Securities to be registered pursuant to Section 12(g) of the Act:


                    Common Stock, $.001 par value per share
                    ---------------------------------------
                                (Title of class)

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ITEM 1.    BUSINESS.

GENERAL


Westech Capital Corp., a New York corporation (the "Company"), is a holding company whose wholly owned subsidiary, Tejas Securities Group Holding Company ("Tejas Holding") owns approximately 85% of the Company's primary operating subsidiary, Tejas Securities Group, Inc. ("Tejas Securities"). Both Tejas Holding and Tejas Securities are Texas corporations. Tejas Securities is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.


The Company was incorporated as a shell corporation in New York on July 18, 1990, and made an initial public offering in November 1991. The Company was acquired by Tejas Securities in a reverse merger effected on August 27, 1999. See "-Change in Control." During the first quarter of 2000, the Company anticipates submitting to its shareholders a proposal to change the Company's state of incorporation from New York to Delaware. The Company does not expect the reincorporation to have any material effects on it or its subsidiaries.


Tejas Securities' business is conducted out of its primary office in Austin, Texas and a branch office in Atlanta, Georgia. Tejas Securities anticipates expanding its operations by March 2000 with branches in Dallas, Texas and Houston, Texas. See "-Growth Strategy."


Tejas Securities is a registered broker-dealer and investment advisor offering:
(i) brokerage services to retail and institutional customers; (ii) high quality investment research to institutional and retail customers; (iii) market-making activities in stocks traded on the Nasdaq National Market System and other national exchanges; and (iv) investment banking services.

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During the first quarter of 2000, the Company intends to assume the management of a private investment company (commonly referred to as a "hedge fund"). Tejas Securities will purchase, at cost, the equity of TSG Capital, LLC, a Texas limited liability company, which serves as the general partner of TSG Internet Fund I, Ltd. (the "Fund"), a Texas limited partnership. Thereafter, Tejas Securities will manage the Fund for a one-time placement fee of 5%, a quarterly management fee of .375% of the average monthly asset balance, and an annual performance fee of 20% of the Fund's net gain. See Item 7 - Certain Relationships and Certain Transactions. If the Company is successful in integrating and managing the Fund, it may offer additional hedge funds in the future. Based on the experience of the Fund, such activities are not likely to require a significant capital commitment by Tejas Securities or Westech.


CHANGE IN CONTROL


On August 27, 1999, pursuant to an Agreement and Plan of Merger by and among the Company, Tejas Securities, Tejas Holding, and Westech Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Tejas Securities acquired the Company through a reverse merger (the "Merger") of Tejas Holding and Merger Sub. Tejas Holding and Merger Sub were established for the sole purpose of effecting this transaction. As a result of the Merger, Tejas Holding became a wholly owned subsidiary of Westech. Upon the effectiveness of the Merger, the Company's board of directors resigned and John J. Gorman, Jay W. Van Ert and Joseph F. Moran were appointed as directors of the Company.


Under the terms of the Merger, the shareholders of Tejas Holding exchanged their shares for shares of the Company at a ratio 2.4825 to one. The former shareholders of Tejas Holding currently own 95.21% of the issued and outstanding common stock of the Company, $ .001 par value per share (the "Common Stock").

EARLY OPERATIONS

Tejas Securities' initial focus was to provide institutional money managers and mutual funds high quality investment research covering large nationally based companies which were believed to be overly leveraged or which were in default on their liabilities or in bankruptcy. Historically, these companies were not followed closely by a large number of analysts. Tejas Securities used this opportunity to establish itself as a source of high quality research products and trading support. Tejas Securities took advantage of its initial research success and expanded its research coverage to special situation equities and began underwriting initial public offerings of equity securities for a select group of companies. These underwritings coupled with a demand for Tejas Securities' research by individuals led Tejas Securities to expand its client base to include retail accounts.

BROKERAGE SERVICES

Tejas Securities provides brokerage services to approximately 6,000 retail customers and 500 institutional customers. Tejas Securities offers a menu of services and products to customers, which includes the ability to buy and sell securities, security options, mutual funds, index funds, fixed income products, annuities and other investment securities. Tejas Securities' marketing strategy has been to emphasize its high level of service and its unique knowledge of the companies covered by its research department.

In recent years, the general public has become more comfortable dealing with financial matters through electronic means, more specifically over the Internet. Several brokerage firms have positioned themselves to take advantage of this opportunity by offering online trading and account information. Tejas Securities intends to capitalize on this trend by expanding into online trading, while continuing to provide the level of service and research products that its customers have come to expect.


Currently, Tejas Securities provides its customers with the ability to receive stock quotes and access research on the Internet through its website (www.tejassec.com). Tejas Securities anticipates that its customers will have the ability to make trades over the Internet prior to the end of the first half of 2000. Tejas Securities believes Internet trading is in high demand by its customers and will continue to devote a substantial portion of its resources to its Internet strategy.



Tejas Securities generated $3,648,255, $4,810,520 and $7,932,780 in commission revenues for the years ended 1996, 1997 and 1998, respectively, or 86%, 74% and 77% of total revenue, respectively. During the nine months ended September 30, 1999, Tejas Securities generated $20,327,944 in commission revenue, or 80% of total revenue.


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RESEARCH

The cornerstone of Tejas Securities' business model is to create proprietary products for its clients that focus on its research and trading capabilities. Tejas Securities distributes these products through traditional as well as new channels of distribution, including the Internet. Tejas Securities believes that brokerage companies that are able to utilize technological changes to improve methods of delivering information to their clients will accomplish significant gains in market share and profitability.


Tejas Securities anticipates that it will continue to devote a substantial portion of its assets to support its research department. Currently, the research department consists of five experienced analysts with proven expertise in special situation equity research and in distressed securities. The analyst group has the background to analyze many industries, but has a primary focus on telecommunications and the Internet. Tejas Securities believes that the rapid changes in each of these industries provide excellent investment opportunities. Tejas Securities believes there will be increased demand in these areas and anticipates adding three analysts to the research department in the near future. The additional analysts will allow Tejas Securities to expand its research coverage of telecommunications and Internet companies that have traditionally lacked research coverage by the New York-based brokerage community.


Tejas Securities believes that the number of high quality technology companies being formed in the Austin area is significant and will continue to grow. Tejas Securities believes that its research department is well suited to cover these companies and will focus a large percentage of its research resources to providing research coverage of these companies. The research department will cover both public companies as well as private companies that are candidates for becoming publicly traded companies.

MARKET MAKING

In August 1999, the NASD approved Tejas Securities to make markets in Nasdaq securities. Making markets in securities facilitates the execution of security transactions for Tejas Securities' customers. Tejas Securities acts as a market maker for approximately 25 public corporations whose stocks are traded on the Nasdaq National Market System.

Generally, Tejas Securities does not maintain inventories of securities for sale to its customers. However, Tejas Securities does engage in certain principal transactions where, in response to a customer order, Tejas Securities will go at risk to the marketplace to attempt to capture the spread between the bid and offer. Most of Tejas Securities' larger competitors are engaged in similar market making activities through subsidiaries or receive order flow payments from companies engaged in such market making activities. Tejas Securities believes it can maintain better control and be assured of proper executions of customer trades by providing these market making services directly to its customers.

INVESTMENT BANKING

Tejas Securities raises capital through public offerings of securities for corporations that are engaged in a variety of businesses. Tejas Securities participates in underwritings of corporate securities as managing underwriter and as a syndicate member. Management of an underwriting account is generally more profitable than participation as a member of an underwriting syndicate.


Historically, Tejas Securities underwrote public offerings of securities in the range of $5 to $10 million on a "best efforts" basis. As an underwriter, Tejas Securities is also subject to potential liability under federal and state securities laws and other laws if the registration statement or prospectus contains a material misstatement or omission. Tejas Securities' potential liability as an underwriter is uninsured.



Tejas Securities' participation in or initiation of underwritings may be limited by the financial requirements of the SEC and NASD. See "- Net Capital Requirements."


Between September 30, 1997, and December 31, 1998, Tejas Securities acted as the managing underwriter or co-managing underwriter for initial public offerings of four common stock offerings and one preferred stock offering, which raised approximately $40 million for corporate finance clients. Tejas Securities typically received 2 to 3 percent of the aggregate amount of money raised in an offering to cover nonaccountable expenses and between 7 and 9 percent as compensation to underwriters, selling group members and registered representatives. Tejas Securities generated $752,554 and $2,584,770 in investment banking revenues for the years ended 1997 and 1998, respectively, or 12% and 25% of total revenue, respectively. There were no fees generated from investment banking activities in 1996.



At the end of 1998, Tejas Securities decided to reduce its focus on underwriting small public offerings and refocus on underwritings of larger, more established companies and advisory assignments and financial advisory assignments. In that connection, the Company determined that a greater commitment to after-market support services was necessary and its underwriting activities were essentially curtailed while it sought additional executive experience. In November, 1999, Tejas Securities employed Mike McAllister to serve as Executive Vice President and Managing Director. Mr. McAllister will oversee all investment banking operations for Tejas Securities. See Item 5-Directors and Executive Officers. There were no significant investment banking transactions during 1999 and the Company expects no significant activity until the second half of 2000.


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CUSTOMERS

Historically, Tejas Securities' customer base has been comprised of predominately large nationally known institutional customers. These customers demand high quality research and sophisticated trading capabilities. Tejas Securities believes that it has served the needs of this segment of its customer base well, resulting in increased trading volume. Tejas Securities believes that the increase in the scope of its research services should further customer satisfaction and increase its revenues from institutional customers.

Currently, the fastest growing segment of Tejas Securities' business is its retail division. Tejas Securities believes its strategy of providing institutional quality research and customer service to retail customers has been well received. The retail division has grown from 3,000 customers in 1997 into 6,000 customers at September 30, 1999. Tejas Securities will continue to expand this division by adding additional sales personnel focused exclusively on this market and continuing the rollout of products such as market making and money management that appeal to this market.

EMPLOYEES


On December 15, 1999, Tejas Securities had approximately 80 employees. Of these employees, 40 work in sales, 8 in trading, 5 in research positions and the remaining employees perform management and administrative functions. Employees will continue to be added in several areas of the firm. However, it is Tejas Securities' goal to use the sales support functions that are currently in place to support additional sales staff. Tejas Securities believes that taking advantage of the infrastructure currently in place will allow an increase in productivity in the sales area with minimal additional support cost.


COMPETITION

All aspects of Tejas Securities' business are highly competitive. In its general brokerage activities, Tejas Securities competes directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. Many of Tejas Securities' competitors employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. Tejas Securities also competes with a number of smaller regional brokerage firms in Texas and the Southwest.

Some commercial banks and thrift institutions offer securities brokerage services. Many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.

The securities industry has become considerably more concentrated and more competitive since Tejas Securities was founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than those of Tejas Securities.


Various legislative and regulatory developments have also tended to increase competition within the industry or reduced profits for the industry. On November 12, 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the "Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) identical to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depositary institutions or the financial system generally. The Act effects significant changes to United States banking law, primarily by repealing restrictive provisions of the 1933 Glass-Steagall Act. The Act also provides for certain activities which are financial in nature, including, among others, lending, exchanging, transferring, investing for others, or safeguarding money or securities; and providing financial, investment or economic advisory services, underwriting, dealing in or making a market in, securities. The Company anticipates that these changes will result in an increase in the number, size and financial strength of potential competitors.



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The securities industry has experienced substantial commission discounting by broker-dealers competing for brokerage business. In addition, an increasing number of specialized firms now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. A growing number of discount brokerage firms offer their services over the Internet, further decreasing offered commission rates and increasing ease of use for customers. The continuation of such discounting and an increase in the number of new and existing firms offering discounts could adversely affect Tejas Securities. In addition, rapid growth in the mutual fund industry is presenting potential customers of Tejas Securities with an increasing number of alternatives to traditional stock brokerage accounts.


In its investment banking activities, Tejas Securities competes with other brokerage firms, venture capital firms, banks and all other sources of capital for small, growing companies. In addition, large national and regional investment banking firms occasionally manage offerings of a size that is competitive with Tejas Securities, typically for fees and compensation comparable to that charged by Tejas Securities. When the market for initial public offerings is active, many small regional firms that do not typically engage in investment banking activities also begin to compete with Tejas Securities.


GROWTH STRATEGY

Tejas Securities anticipates increasing its market penetration in Texas and the Southwest United States. Tejas Securities believes this growth strategy will be accomplished through acquisitions of other brokerage companies, investment banking companies, groups of brokers, or individual brokers using cash, stock or a combination of cash and stock and by opening offices in new markets and subsequently recruiting brokers. Tejas Securities believes that increased penetration in these markets will enhance revenue balance and provide greater leverage of its fixed costs. Tejas Securities anticipates it will achieve a market presence in both Houston and Dallas by March 2000. Tejas Securities anticipates taking advantage of other strategic market opportunities as they arise.

FEES ON MARGIN LOANS


Tejas Securities derives a portion of its income from fees generated on margin loans made to Tejas Securities' customers and financed through our clearing agent, Schroder & Co. A margin account allows the customer to deposit less than the full cost of the securities purchased while Tejas Securities lends the balance of the purchase price to the customer, secured by the purchased securities. Customers are charged interest on the amount borrowed to finance their margin transactions ranging from 0.25% below to 2.75% above the broker call rate, which is the rate at which brokers can generally obtain financing using margined and firm owned securities as collateral. Tejas Securities earns a fee equal to 50% of the interest charged on customer margin loans. As of December 15, 1999, the total of all customer securities pledges on debit balances and held in active margin accounts was approximately $20,000,000.


SECURITIES INDUSTRY PRACTICES

Tejas Securities is registered as a broker-dealer with the SEC and the NASD. Tejas Securities is registered as a securities broker-dealer in 39 states and the District of Columbia. Tejas Securities is also a member of the Securities Investors Protection Corporation, which provides Tejas Securities' customers with insurance protection for amounts of up to $500,000 each, with a limitation of $100,000 on claims for cash balances. Tejas Securities has also acquired an additional $10,000,000 in insurance coverage through Seabury & Smith, as added protection for individual customers' securities, covering all clients of Tejas Securities' institutional and retail customers.

Tejas Securities is subject to extensive regulation by federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules, subject to approval by the SEC, which govern the industry and conduct periodic reviews of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker-dealers. See "Forward-Looking Statements and Risk Factors" below.


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NET CAPITAL REQUIREMENTS

Tejas Securities is subject to SEC Rule 15c3-1, Net Capital Requirements For Brokers or Dealers (the "Rule"), which establishes minimum net capital requirements for broker-dealers. The Rule is designed to measure financial integrity and liquidity in order to assure the broker-dealer's financial stability within the securities market. The net capital required under the Rule depends in part upon the activities engaged in by the broker-dealer.

In computing net capital under the Rule, various adjustments are made to exclude assets not readily convertible into cash and to reduce the value of other assets, such as a broker-dealer's position in securities. A deduction is made against the market value of the securities to reflect the possibility of a market decline prior to sale. Compliance with the Rule could require intensive use of capital and could limit Tejas Securities' ability to pay dividends to the Company, which in turn could limit the Company's ability to pay dividends to its shareholders. Failure to comply with the Rule could require the Company to infuse additional capital into Tejas Securities, could limit the ability of Tejas Securities to pay its debts and/or interest obligations, and may subject Tejas Securities to certain restrictions which may be imposed by the SEC, the NASD, and other regulatory bodies. Moreover, in the event that the Company could not or elected not to infuse the additional capital or otherwise bring Tejas Securities into compliance, Tejas Securities would ultimately be forced to cease operations. See "Forward-Looking Statements and Risk Factors" below.


At December 31, 1998, and 1997 Tejas Securities elected to use the alternative method permitted by the Rule, which requires it to maintain minimum net capital, as defined, equal to the greater of $100,000 or 2% of aggregate debit balances arising from customer transactions, as defined. At December 31, 1998, Tejas Securities had net capital of $842,544, which was $742,544 in excess of the minimum amount required. At December 31, 1997, Tejas Securities had net capital of $703,302, which was $603,302 in excess of the minimum amount required. At September 30, 1999, Tejas Securities had net capital of $2,681,665, which was $2,387,170 in excess of the minimum amount required.


FORWARD-LOOKING STATEMENTS AND RISK FACTORS

We are including the following cautionary statement to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by us. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Where any forward-looking statement includes a statement of the assumptions underlying the forward-looking statement, we caution you that while we believe the assumptions to be reasonable and make them in good faith, assumed facts almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there is no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

The dates on which we believe our Year 2000 efforts will be completed are based on our best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there is no guarantee that these estimates will be achieved or that there will not be a delay in, or increased costs associated with, the implementation of the Year 2000 efforts described above. Specific factors that might cause differences between the estimates and actual results include, but are not limited to, the availability and cost of personnel trained in these areas, the ability to locate and correct all relevant computer codes, timely responses to and corrections by third parties and suppliers, the ability to implement interfaces between the new systems and the systems not being replaced, and similar uncertainties. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties, we cannot ensure our ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect our operations and business, or expose us to third-party liability.

FAILURE TO EFFECTIVELY MANAGE A CHANGING BUSINESS COULD RESULT IN OUTDATED SERVICES.

Our business and operations have changed substantially since we began offering brokerage services, and we expect the pace of change in the brokerage business to continue. This rapid change places significant demands on our administrative, operational, financial and other resources. Failure to properly manage these changes could result in our services becoming outdated, which would have a material adverse effect on our business, financial condition and operating results.


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FAILURE OF THIRD-PARTY VENDORS TO PROVIDE CRITICAL SERVICES COULD HARM OUR
BUSINESS.

We rely on a number of third parties to assist in the processing of our transactions, including online and Internet service providers, back office processing organizations, service providers and market makers. While we have selected these third-party vendors carefully, we do not control their actions. Any problems caused by these third parties could have a material adverse effect on our business, financial condition and operating results.

OUR BUSINESS STRATEGY INCORPORATES THE INTERNET WHICH IS STILL IN THE EARLY STAGE OF DEVELOPMENT.

The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Much of our growth will depend on consumers adopting the Internet as a method of doing business. The Internet could lose its viability due to slow development or adoption of standards and protocols to handle increased activity, or due to increased governmental regulation. Moreover, several key issues including security, reliability, cost, ease of use, accessibility and quality of service continue to be concerns and may negatively affect the growth of Internet use or commerce on the Internet. While we are not dependent upon Internet based trading, we anticipate investing substantial resources in the development of Internet based activities.

WE ARE SUBJECT TO MARKET FORCES BEYOND OUR CONTROL WHICH COULD IMPACT US MORE SEVERELY THAN OUR COMPETITORS.

We, like other securities firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have fluctuated considerably and a downturn in these markets could adversely affect our operating results. In October 1987 and October 1998, the stock market suffered major declines, as a result of which many firms in the industry suffered financial losses. Additionally, the level of individual investor trading activity decreased after these events. Reduced trading volume and prices have historically resulted in reduced transaction revenues. When trading volume is low, our profitability may be adversely affected because our overhead remains relatively fixed. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would.

OUR CUSTOMERS MAY DEFAULT ON THEIR MARGIN ACCOUNTS, EFFECTIVELY PASSING THEIR LOSSES ON TO US.

We sometimes allow customers to purchase securities on margin, therefore we are subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral we hold could fall below the amount of a customer's indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. We rigorously adhere to these guidelines and a number of instances exceed those requirements. Also, independent of our review, our corresponding clearing company independently maintains a credit review of our customer's accounts. If customers fail to honor their commitments, we would sell the securities held as collateral. If the value of the collateral is not sufficient to repay the loan, a loss would occur. Any such losses could have a material adverse effect on our business, financial condition and operating results.

IF WE DO NOT CONTINUE TO INTRODUCE NEW SERVICES AND PRODUCTS WE MAY LOSE OUR CUSTOMERS.

Our future success depends in part on our ability to develop and enhance our services and products. There are significant risks in the development of new services and products or enhanced versions of existing services and products, particularly in our electronic brokerage business. We may also experience difficulties that could delay or prevent the development, introduction or marketing of these services and products. Additionally, these new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, our business, financial condition and operating results will be materially adversely affected.

MANY OF OUR COMPETITORS ARE LARGER AND BETTER KNOWN THAN WE ARE.

The market for brokerage services is rapidly evolving and intensely competitive. We face direct competition from firms offering discount and electronic brokerage services such as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Ameritrade, Inc. (a subsidiary of Ameritrade Holding Corporation), and E*TRADE Group, Inc. We also encounter


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competition from established full commission brokerage firms such as PaineWebber
Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Solomon Smith Barney, Inc., among others. In addition, we compete with financial institutions, mutual fund sponsors and other organizations. Further, Tejas Securities has seen a substantial increase in the number of companies providing electronic brokerage services in recent years, and this trend is expected to continue.

Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. Our competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do. There can be no assurance that we will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on our business, financial condition and operating results.

WE MAY NOT SUCCESSFULLY ASSIMILATE ACQUIRED COMPANIES.

We may acquire other companies in the future, and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. We have limited experience in assimilating acquired organizations into our operations. We may not successfully integrate any operations, personnel, services or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO STRICT GOVERNMENT REGULATION AND THE FAILURE TO COMPLY COULD RESULT IN DISCIPLINARY ACTIONS.

The securities industry in the U.S. is subject to extensive regulation under both federal and state laws. See "- Securities Industry Practices" above. Broker-dealers are subject to regulations covering all aspects of the securities business.

The SEC, the NASD or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on our business, financial condition and operating results.

Our mode of operation and profitability may be directly affected by additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules.

We have initiated a marketing campaign designed to bring brand name recognition to Tejas Securities. The NASD regulates all marketing activities by Tejas Securities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. Tejas Securities' compliance officers review all marketing materials prior to release to ensure compliance with NASD regulations.

There can be no assurance that other federal, state or foreign agencies will not attempt to regulate our business. If such regulations are enacted, our business or operations would be rendered more costly or burdensome, less efficient or even impossible or otherwise have a material adverse effect on our business, financial condition and operating results.

WE MUST MAINTAIN CERTAIN NET CAPITAL REQUIREMENTS WHICH COULD SLOW OUR EXPANSION PLANS OR PREVENT PAYMENTS OF DIVIDENDS.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Such operations may include trading activities and the financing of customer account balances. Also, our ability to withdraw capital from Tejas Securities could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results.

OUR TRADING SYSTEMS MAY FAIL, RESULTING IN SERVICE INTERRUPTIONS.

We receive and process trade orders through internal trading software, the Internet, and touch-tone telephone. Thus, we depend heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on our systems during peak trading times could cause our systems to operate too slowly or fail. If our systems or any other systems in the trading process slow down significantly or fail even for a short time, our customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. During a systems failure, we may be able to take orders by telephone; however, only associates with securities broker's licenses can accept telephone orders, and an adequate number of associates may not be available to take customer calls in the event of a systems failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts our operations could have a material adverse effect on our business, financial condition and operating results.

ADVANCES IN ENCRYPTION TECHNOLOGY MAY NOT OCCUR QUICKLY ENOUGH AND OUR CUSTOMERS MAY STOP TRADING WITH US.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology to provide secure transmission of confidential information. Despite our best efforts, advances in computer and cryptography capabilities or other developments may result in a compromise of the algorithms we use to protect customer transaction data. If a compromise of our security were to occur, it is likely that our customers would stop trading with us.




NO PUBLIC MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS AND NONE MAY DEVELOP.

A public market for our common stock does not currently exist. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might become. The trading price of our common stock could be subject to wide fluctuations in response to factors unrelated to our operating results such as:

o announcements of technological innovations, significant acquisitions, strategic alliance relationships, joint ventures or capital commitments by us or our competitors;

o    new products or services offered by us or our competitors;

o    changes in financial estimates by securities analysts;

o    additions or departures of key personnel; and

o    sales of our common stock.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Some of these fluctuations may be due to speculative trading by individual investors, including investors commonly referred to as "day traders." The trading prices of many companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

OUR EFFORTS TO DEVELOP WIDESPREAD BRAND RECOGNITION ARE LIKELY TO BE EXPENSIVE AND MAY FAIL.

The development of the Tejas Securities brand is important to our future success. If we fail to develop sufficient brand recognition, our ability to attract customers may be impaired, and our revenue will suffer. In order to build our brand awareness we must succeed in our brand marketing efforts and deliver products and services that are in demand by our customers. These efforts have required, and will continue to require, significant expenses. If we expend additional resources to build the Tejas Securities brand and do not generate a corresponding increase in revenue as a result of our branding efforts, or if we otherwise fail to promote our brand successfully our business could be harmed. We cannot assure that we will be successful in developing our brand.

OUR SUCCESS DEPENDS UPON THE SUCCESSFUL DEVELOPMENT OF NEW SERVICES AND FEATURES IN THE FACE OF RAPIDLY EVOLVING TECHNOLOGY.

Our market is characterized by rapidly changing technologies, frequent new service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our online trading and research distribution. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

We recently hired and anticipate continuing to hire additional sales, research, and investment banking personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to expand our customer base. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

Sales of a large number of shares of our common stock in the public market or the perception that such sales could occur could cause the market price of our common stock to drop. As of August 27, 1999, we had 12,536,737 shares of common stock outstanding, of which 600,000 shares will be freely transferable without restriction or registration under the Securities Act of 1933, unless such shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. Sales of common stock by existing shareholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the SEC covering the 3,000,000 shares of common stock reserved for issuance under our stock option plan and for options issued outside such plan. On the date 180 days after the effective date of this filing, approximately 758,561 shares will be subject to immediately exercisable options (based on options outstanding on October 18, 1999). Sales of a large number of shares could have an adverse effect on the market price for our common stock.

ITEM 2.    FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

The following summary statement of operations data and the summary statement of financial condition data as of and for each of the years in the five year period ended December 31, 1998 have been derived from the audited financial statements of Tejas Securities. The selected statement of operations data and statement of financial condition data should be read in conjunction with the audited financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 as included elsewhere herein. The unaudited statement of operations data and statement of financial condition data as of and for the nine months ended September 30, 1998 and 1999 have been prepared by Tejas Securities and have been filed with the National Association of Securities Dealers as required on a quarterly basis. This data includes all adjustments and estimates that management considers necessary for the fair presentation of such financial data for the periods then ended. The financial results for the nine-month periods ended September 30, 1998 and 1999 are not necessarily indicative of results for a full year of operations. Historical financial results may not be indicative of future performance of the Company or its affiliates.

---------------------------------------------------------------------------------------------------------------------------------
                                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                                    1994            1995              1996               1997              1998
                                                  -------         -------          ---------          ---------         ---------

STATEMENT OF OPERATIONS DATA:
Commissions                                       $     0       3,674,261          3,648,255          4,810,520         7,932,780
Investment banking                                      0               0                  0            752,554         2,584,770
Trading income                                          0          44,486            567,537            924,587          (299,166)
Other                                                   0          62,500             41,720              9,248            23,530
Total revenue                                           0       3,781,247          4,257,512          6,496,909        10,241,914

Employee compensation                                   0       2,808,053          3,448,700          4,459,420         8,007,363
Other expenses                                      3,943         398,010          1,015,567          1,544,446         2,795,773
Total expenses                                      3,943       3,206,063          4,464,267          6,003,866        10,803,136

Income (loss) before income taxes                  (3,943)        575,184           (206,755)           493,043          (561,222)
Income tax expense (benefit)                            0          25,057                  0             19,008          (163,900)

Net income (loss)                                 $(3,943)        550,127           (206,755)           474,035          (397,322)

STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents                         $ 9,331         133,569            275,165            170,474           201,312
Receivable from broker-dealers                          0         335,181            451,357            825,707         1,468,424
Securities owned                                        0               0            952,092            634,419         1,539,424
Other assets                                        2,726         283,828            267,229            343,978           733,067
Total assets                                      $12,057         752,578          1,945,843          1,974,578         3,942,227

Liabilities                                       $     0          44,863             38,480            141,330           577,736
Securities sold, not yet purchased                      0               0                  0                  0                 0
Payable to broker-dealers                               0               0          1,007,514            608,848         1,459,678
Subordinated debt                                       0               0                  0                  0           500,000
Total liabilities                                       0          44,863          1,045,994            750,178         2,537,414

Preferred stock                                         0               0                  0                  0                 0
Common stock                                       16,000         549,760            865,011            946,878         1,473,071
Subscriptions receivable                                0               0                  0           (100,000)          (96,263)
Treasury stock                                          0        (133,240)                 0            (47,805)                0
Retained earnings                                  (3,943)        291,195             34,838            425,327            28,005
Total shareholders' equity                         12,057         707,715            899,849          1,224,400         1,404,813

Total liabilities and
shareholders' equity                              $12,057         752,578          1,945,843          1,974,578         3,942,227
                                                  -------         -------          ---------          ---------         ---------

--------------------------------------------------------------------------------
                AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                                                                   1998                       1999
                                                                                 ---------                 ----------
              STATEMENT OF OPERATIONS DATA:                                                  (UNAUDITED)
              Commissions                                                        5,358,043                 20,327,944
              Investment banking                                                 2,309,601                    220,766
              Trading income                                                     (452,356)                  4,629,052
              Other                                                                 38,304                    219,862
              Total revenue                                                      7,253,592                 25,397,624

              Employee compensation                                              4,850,291                 15,492,833
              Other expenses                                                     2,674,084                  3,706,762
              Total expenses                                                     7,524,375                 19,199,595

              Income (loss) before income taxes                                  (270,783)                  6,198,029
              Income tax expense (benefit)                                        (54,961)                  2,478,324

              Net income (loss)                                                  (215,822)                  3,719,705

              STATEMENT OF FINANCIAL CONDITION DATA:
              Cash and cash equivalents                                            215,813                  3,784,689
              Receivable from broker-dealers                                     2,921,660                  7,721,748
              Securities owned                                                   1,534,886                 12,435,365
              Other assets                                                         728,771                  1,088,046
              Total assets                                                       5,401,130                 25,029,848

              Liabilities                                                          922,878                  4,417,425
              Securities sold, not yet purchased                                   865,000                    339,118
              Payable to broker-dealers                                          1,528,175                 13,292,305
              Subordinated debt                                                    500,000                  1,000,000
              Total liabilities                                                  3,816,053                 19,048,848

              Preferred stock                                                            0                          0
              Common stock                                                       1,473,072                  2,370,674
              Subscriptions receivable                                            (97,499)                  (135,047)
              Treasury stock                                                             0                    (2,333)
              Retained earnings                                                    209,504                  3,747,706
              Total shareholders' equity                                         1,585,077                  5,981,000

              Total liabilities and
              shareholders' equity                                               5,401,130                 25,029,848

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Tejas Holding completed a reverse merger acquisition with the Company on August 27, 1999. The Company anticipates that the availability of public resources through additional issuance of common stock or debt securities will provide funding for future expansion in the securities industry. In the event the Company issues additional equity to provide funding for expansion, current shareholders may experience dilution in ownership percentage or book value. Additionally, such equity may contain preferences and rights not available to the current equity holders. The Company cannot give any assurance that it will not need to issue additional equity or debt in the future in order to respond to industry trends, potential business opportunities or unforeseen events.

As a broker-dealer, Tejas Securities is required to maintain a certain level of liquidity or net capital in accordance with NASD regulations. Factors effecting Tejas Securities' liquidity include the value of securities held in trading accounts, the value of non-current assets, the amount of unsecured receivables, and the amount of general business liabilities, excluding amounts payable to its clearing broker and NASD approved subordinated debt.

Tejas Securities' inventory balance fluctuates daily based on the current market value and types of securities held. Tejas Securities typically invests in securities in which it provides research coverage. The types of securities may include publicly traded debt, equity, options and private security issuances. As a market maker, Tejas Securities provides bid and ask quotes on certain equity securities on the NASDAQ market. Tejas Securities' ability to generate revenues from market making activities may depend upon the level and value of securities held in inventory.

Market values for some of the securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, Tejas Securities' liquidity may be affected depending on the value of the securities involved. During times of general market declines, Tejas Securities may experience market value losses, which ultimately affects the liquidity of Tejas Securities through its broker-dealer net capital requirements. In addition, Tejas Securities may decide not to liquidate its security holdings to increase cash availability if management believes a market turnaround is likely in the near term or if management believes the securities are undervalued in the current market.

Since Tejas Securities' inception in March of 1994, management has raised capital from two primary sources: the issuance of common stock and subordinated debt. Tejas Securities generally has issued stock to either raise capital for expansion or as an incentive to members of management. In April 1999, Tejas Securities issued 1,006,975 shares of the common stock for $704,833 in cash. The April 1999 stock issuance to Tejas Securities employees and management members was a means of recognizing each individual's contribution to Tejas Securities and to expand the shareholder base. Proceeds from the stock issuance were partially used to finance the reverse merger and the expansion of Tejas Securities' infrastructure.

In September 1998, Tejas Securities issued subordinated debt in exchange for $500,000 from Clark Wilson, a current member of the Board of Directors. The subordinated debt was a short-term loan agreement used to increase equity capital required for Tejas Securities underwriting activities. In November 1998, Tejas Securities extended the repayment terms of the loan agreement so that the loan became due and payable in November 2001. The loan accrues interest at 11.5% per annum and is considered equity capital for NASD purposes. As a condition of the loan agreement, Tejas Securities issued warrants to the lender to purchase 112,500 shares of common stock of Tejas Securities, exercisable at a price of $2.65 per share.

In June 1999, Tejas Securities completed the second issuance of subordinated debt in exchange for $500,000 from Clark Wilson. The proceeds from the loan agreement were used to finance the expansion activities of Tejas Securities, as well as contribute to operating activities. The loan accrues interest at 11.5% per annum and is also considered equity capital for NASD purposes. As a condition of the loan agreement, Tejas Securities issued additional warrants to the lender to purchase 112,500 shares of common stock of Tejas Securities, exercisable at a price of $2.65 per share of common stock. The warrants expire in November 2003.

As of September 30, 1999, none of the 225,000 total warrants issued in conjunction with the loan agreements had been exercised.

In addition to the sources of capital described above, Tejas Securities utilizes the receivable balance from its clearing broker, Schroder & Co., to fund operating and investing activities. The receivable balance represents the residual equity due to Tejas Securities from Schroder & Co. if Tejas Securities liquidated all of its investment security holdings. The receivable balance from the clearing broker is also used to secure temporary financing from Schroder & Co. for the purchase of investments in Tejas Securities' trading accounts. The receivable balance held at Schroder & Co. may fluctuate depending on factors such as the market valuation of securities held in Tejas Securities' trading accounts, realized trading profits, commission revenue, cash withdrawals and clearing costs charged to Tejas Securities for conducting its trading activities.

In August 1999, Tejas Securities established a wholly-owned subsidiary, Tejas Securities Group - East, L.L.C., a Georgia limited liability company ("Tejas - East"), for the purpose of increasing the accountability of its primary branch office and also for minimizing general business liability associated with contracts and employment issues. Under an agreement between Tejas - East and Tejas Securities, Tejas Securities provides a revolving line of credit in the amount of $200,000, bearing interest at the prime rate plus 2%. Operating costs for Tejas - East are funded through the excess of commission and trading revenues over commission expense and clearing costs. As these amounts are not completely known by management until the month end reporting process is complete, Tejas Securities provides temporary funding through intercompany cash transfers. Excess cash flows or deficiencies are carried forward on a monthly basis, and are eliminated through Tejas Securities' monthly financial statement consolidation process.

LIQUIDITY AT DECEMBER 31, 1996, 1997 AND 1998

Tejas Securities' cash position increased to $201,312 in 1998, from a balance of $170,474 in 1997. These balances are comparable with the December 31, 1996 balance of $275,165. The fluctuations during these periods reflect changes in the operating and financing activities of Tejas Securities from 1996 through 1998.

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash used by operating activities was $858,413, $18,542 and $174,816 in 1998, 1997 and 1996, respectively. The net cash used by operating activities is impacted primarily by the brokerage operating activities and changes in the brokerage-related assets and liabilities.

In 1998, the most significant use of cash was represented by the $642,717 increase in the receivable from the clearing broker. The increased receivable was indirectly the result of Tejas Securities' use of proceeds from the $500,000 subordinated debt agreement.

Proceeds from the debt were used for operations thereby allowing Tejas Securities to retain a larger receivable balance with the clearing broker. In addition, Tejas Securities' overall investment in securities increased by $905,005 from 1997 to 1998. This increase corresponds to the $850,830 increase in payable to the clearing organization, taking into account market value appreciation of the securities. The net cash effect of these transactions is the use of $696,892, with the remaining $161,521 being net operating income plus changes in other asset and liability accounts.

In 1997, the most significant changes in cash were represented by changes in the receivable from the clearing broker and changes in the investment balances. Tejas Securities' positive earnings were captured through increased commissions, and were retained in the receivable from clearing broker, resulting in an increase of $374,350. Investments in securities decreased by $317,673 in 1997, which corresponds to the decrease of $398,666 in the payable to the clearing organization, taking into account market value depreciation of the securities. The net cash effect of these transactions is the use of $455,343, with the remaining cash provided of $436,801 being net operating income plus changes in other asset and liability accounts.

In 1996, the most significant change in cash was for the purchase of $952,092 in investment securities. This use of cash was offset by the $1,007,514 increase in the payable to the clearing organization. The net cash effect of these transactions is $55,422 of cash provided, with the remaining $230,238 of cash used being net operating income and changes in other assets and liabilities.

The Company anticipates that a portion of the cash provided from future operating activities of Tejas Securities might be used to facilitate additional investing activities, specifically the expansion of current office space in Austin and Atlanta or the expansion of future offices. Future proceeds from cash provided from operating activities may also be used to finance acquisition activities.

Results of future operating activities of Tejas Securities will impact the deferred tax asset or liabilities recorded by the Company. The value of the deferred tax assets or liabilities may require the use of cash to satisfy federal and state tax liabilities.

CASH FLOWS USED IN INVESTING ACTIVITIES

Net cash provided (used) by investing activities was $(188,484), $63,335 and $(82,477) in 1998, 1997 and 1996, respectively. The cash uses in 1998 are directly the result of capital expenditures for office expansion in Austin, Atlanta, and New York. During 1998, Tejas Securities opened an additional office in New York as part of its expansion into the investment banking and retail brokerage segments of the industry.

In 1997, Tejas Securities entered into a sale-leaseback transaction with a related party, as discussed in Item 7. Tejas Securities sold furniture and fixtures for the book value of approximately $204,000, which generated cash of $204,267.

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash provided (used) by financing activities was $1,077,735, $(149,484) and $398,889 in 1998, 1997 and 1996, respectively. Financing activities provided $1,000,000 in cash during 1998 through the issuance of subordinated debt as noted in Item 7. Of the $1,000,000 of debt issued in 1998, $500,000 was repaid to the lender. In addition, Tejas Securities received $475,405 in proceeds from common stock issuance to management, as well as $98,593 on the sale of treasury stock to members of management.

In 1997, Tejas Securities received $250,000 from Joseph F. Moran for the temporary financing of operating activities. Mr. Moran elected to have the outstanding balance of the note payable converted into equity of Tejas Securities. In addition, Tejas Securities sold treasury stock and received $117,228 in proceeds from the sale. This was the final year that shareholder distributions were paid as Tejas Securities elected to be taxed as a C Corporation under the provisions of the Internal Revenue Code effective January 1, 1998. Tejas Securities paid $83,546 in shareholder distributions during 1997.

During 1996, Tejas Securities obtained $171,424, $154,576 and $122,491 through the issuance of common stock, the sale of treasury stock, and contributions received from shareholders, respectively. Tejas Securities also paid $49,602 to shareholders in year-end distributions.

The Company may issue additional equity or debt securities in the future to assist in the acquisition of additional businesses or expansion of current offices.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1998

The Company's total revenues increased by $18,144,041 or 250% to $25,397,633 for the nine months ended September 30, 1999. Total revenues increased $3,538,032 or 135% to $6,162,860 for the three months ended September 30, 1999. The reasons for the increases are set forth below.

Commission revenues from principal transactions increased $13,369,298 or 273% to $18,268,923 for the nine months ended September 30, 1999. Research coverage and investment in CAI Wireless Systems Inc., CS Wireless Systems Inc., American Telecasting Inc. and Wireless One Inc. provided a significant portion of this revenue during a two-month period in early 1999. Commission revenues from agency transactions increased $1,564,107 or 338% to $2,026,245 for the nine months ended September 30, 1999. Tejas Securities' realized an increase of 8,595 agency trades for the nine months ended September 30, 1999. The increase in agency commissions and trades relates to the increase in the number of retail brokers employed by Tejas Securities during 1999, and its continued focus on expanding its products and services to individuals. Commissions from principal trades increased due to an additional 1,412 trades executed during the nine months ended September 30, 1999. In addition, Tejas Securities generated increased commissions due to the appreciation of investments in the trading accounts for the nine months ended September 30, 1999.

Investment banking revenues were $220,766 for the nine months ended September 30, 1999 versus $2,309,601 for the corresponding period in 1998. The decrease is the result of the discontinuation of underwriting activities in October 1998. For the nine months ended September 30, 1998, Tejas Securities underwrote two initial public offerings and one preferred stock placement. For the corresponding period in 1999, Tejas Securities was involved in one private placement, which generated 62% of the investment banking revenue. The remaining fees in 1999 were for advisory services and syndicate participation.

Net dealer inventory and investment income increased by $5,081,408 to $4,629,052 for the nine months ended September 30, 1999 compared to the same period in 1998. The increase in inventory and investment income resulted from favorable investment performance of companies in the telecommunications and Internet industries during the nine months ended September 30, 1999.

For the nine months ended September 30, 1999, other income increased $181,567 or 474% to $219,871. The increase for the nine months ended September 30, 1999 is due to an increase in customer margin fee revenue.

Total expenses increased by $11,825,720 or 157% to $19,350,095 for the nine months ended September 30, 1999. Net income for the nine months increased by $3,464,945 to $3,249,123. The explanations for the increases are set forth below.

Commissions, employee compensation and benefits increased $10,642,542 or 219% to $15,492,833 for the nine months ended September 30, 1999. Commission expense increased $8,346,226 or 241% to $11,787,942 primarily as a result of the increase in commission revenue. General and administrative salaries and other employee benefits increased due to overall salary increases and additional hires. Incentive compensation and year-end bonus accruals increased as a result of higher profits.

Clearing and floor brokerage costs increased $36,647 or 12% to $341,381 for the nine months ended September 30, 1999. The overall increase in clearing and floor brokerage costs for the nine months ended September 30, 1999 results from greater trading activity in the over-the-counter equity markets and on the national exchanges. Tejas Securities' percentage of revenues derived from equity securities increased during 1999 in comparison to the volume of fixed income securities being traded.

No underwriting expenses were incurred during the nine months ended September 30, 1999 as Tejas Securities did not actively engage in underwriting or investment banking activities, other than the private placement during the second quarter of 1999. The only expenses associated with the private placement were legal fees and commission expense, which were not material to the overall financial results.

Communications and occupancy charges increased $339,094 or 62% to $881,410 for the nine months ended September 30, 1999. The increase is attributed to two factors. In June 1998, Tejas Securities began its expansion into the New York market. The additional cost of rent and telecommunications was incurred for a portion of the nine months ended September 30, 1998 versus the full cost during the nine months in 1999. In addition, Tejas Securities has increased the availability of quote and news services to its brokers and traders in the Austin and Atlanta offices. This increase in services provided was needed to support the increase in commission generating employees.

Professional fees for the nine months ended September 30, 1999 increased $453,598 or 112% to $855,775. The increase in costs is due primarily to the increased legal fees during the quarter ended September 30, 1999. Of the total increase for the nine-month period, $344,020 was accrued legal expenses relating to the merger of the Company and Tejas Securities; legal fees for the settlement of private equity securities transactions with its customers; and fees for general legal counsel. The remaining costs during the nine months ended September 30, 1999 related to consulting and accounting fees incurred during the normal course of business.

Tejas Securities increased its leverage on its receivable from clearing broker balance during 1999, which resulted in an increase in interest expense of $353,926 or 809% to $397,656 for the nine months ended September 30, 1999. As of September 30, 1999, securities owned approximated 161% of the receivable from clearing broker balance. As of September 30, 1998, securities owned approximated 105% of the receivable from clearing broker balance. Margin interest paid on these leveraged balances accounted for $320,429 of the overall increase. Margin interest on the leveraged balances accounted for $117,053 of the overall increase. The remaining increase in interest expense relates to the addition of subordinated debt in October 1998 and June 1999.

Other expenses increased $423,038 or 44% to $1,381,040 for the nine months ended September 30, 1999. The overall increase in other expenses during the nine months ended September 30, 1999 is the result of increases in personnel and general and administrative services needed to support those personnel.

Income tax expense increased $2,477,285 to $2,422,324 for the nine months ended September 30, 1999. The overall increase in income tax expense for the nine months ended September 30, 1999 is due to the increase in gross profit during the period. The Company's effective tax rate was 39% for the nine months ended September 30, 1999.

Minority interest in net income results from the allocation of net income of Tejas Securities subsequent to the Merger on August 27, 1999.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

During 1998, Tejas Securities' total revenue increased 58% to $10.2 million from $6.5 million for 1997. Of the total increase in revenues, underwriting and investment banking activity provided the largest increase of 243% over the prior year. Commission revenue for 1998 increased 65% over the previous year. The growth in underwriting and investment banking revenue and commission revenue is attributed to the expansion of Tejas Securities into the New York City, and Atlanta markets. These new markets allowed Tejas Securities the opportunity to complete three initial public offerings and one preferred stock offering during 1998. A byproduct to the investment banking activity was the increase in securities inventory owned at year-end, including positions in the companies underwritten. As the overall stock market declined during the fourth quarter, so did the value of the securities inventory owned, thus resulting in a trading loss of $299,166 at year-end.

Revenues increased 54% to $6.5 million in 1997 from $4.2 million in 1996, primarily from the commencement of investment banking activities by Tejas Securities. During 1997, Tejas Securities generated approximately $750,000 in management and underwriting fees associated with initial public offerings. In addition, Tejas Securities commission revenue increased from $3.6 million in 1996 to $4.8 million in 1997, primarily from the additional trading activity associated with the initial public offerings.

The cost of expansion into new markets and the new products offered during 1998 had a significant impact on expenses as well. Commission expense increased 87% from 1997 to 1998, and 76% from 1996 to 1997, while clearing costs increased nearly 300% from 1997 to 1998, and 288% from 1996 to 1997. The increase in commissions and clearing costs are attributed to the increased trading activity and investment banking activity during 1998 and 1997. As a percentage of commission revenue, commission expense during 1998 was 75% versus 66% in 1997 and 50% in 1996. Clearing costs remained consistent as a percentage of commission revenues at 4% in 1998 and 3% in 1997, versus 1% in 1996.

In addition to the increased cost of conducting broker-dealer activities, Tejas Securities realized an increase in other general and administrative costs during 1998. Employee compensation increased 54% from 1997 to 1998, and 5% from 1996 to 1997. The increase in employee compensation during 1998 resulted from the addition of general administrative and management personnel needed to oversee operations in the New York, Atlanta and Dallas offices. The number of general administrative and management personnel employed by Tejas Securities during 1998 consisted of approximately twenty-two full time employees versus fourteen full time employees during 1997. The number of general administrative and management personnel grew between 1996 and 1997 from ten to fourteen full time employees. Communications and occupancy costs, which include rent, telephone services and market quotes and data, increased by 185% from approximately $440,000 in 1997 to $817,000 in 1998, and 31% from approximately $337,000 in 1996 to the 1997 amount. These costs are variable expenses that increase with the number of personnel employed and the number of offices in existence.

Overall, expenses before taxes for 1998 and 1997 increased by 80% and 35%, respectively, to approximately $10,803,000, $6,004,000 and $4,464,000 for 1998,
1997 and 1996. Net income (loss) for the years 1998, 1997 and 1996 was $(397,322), $474,035 and $(206,755), respectively.

Effective January 1, 1998, Tejas Securities elected to be taxed as a C Corporation under the provisions of the Internal Revenue Code. For the year ended December 31, 1998, income taxes were accounted for under the asset and liability method, with adjustments to the asset or liability impacting the statement of operations as a benefit or expense. For the year ended December 31, 1998, Tejas Securities recorded an expected tax benefit of $163,900. The Company, prior to the merger, had a net operating loss carryforward of $59,133 as of December 31, 1998. As of June 30, 1999, the Company's net operating loss carryforward was $63,966. The Company will use the net operating loss carryforward to offset a portion of the tax liability incurred by Tejas Securities as allowed by federal tax provisions. Future tax benefits or expenses will be recorded based upon the enacted federal and state income tax rates applicable to the Company.

EFFECTS OF INFLATION

The effects of inflation have been minimal on the results of operations and the financial condition of Tejas Securities in recent years. However, the rising cost of labor and competitive market for brokers could effect general and administrative costs in the near term.

YEAR 2000 COMPLIANCE


Tejas Securities initiated its Year 2000 compliance project in early 1998. The project was initiated in response to amended Rule 17a-5 of the Securities Exchange Act of 1934, which required all broker-dealers to file a series of Year 2000 readiness reports with the SEC and its designated examining authority.



Tejas Securities' project included the assessment of both hardware and software systems used internally or relied upon externally. In addition, the project encompassed the Year 2000 readiness of service providers and vendors of Tejas Securities.



Tejas Securities completed the majority of its Year 2000 compliance project by June 30, 1999, including an inventory of systems, assessment of compliance, and an impact analysis of non-compliant systems. The cost of assessing Year 2000 compliance has been absorbed by Tejas Securities through internal payroll. No significant costs have been incurred for the replacement of equipment or services as all of Tejas Securities' mission critical systems are maintained by outside vendors that replaced non-compliant systems or equipment at no cost.

RECENT ACCOUNTING PRONOUNCEMENTS

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company is required to implement this standard effective with its 2000 fiscal year. SFAS 133 addresses the accounting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. Under this Statement, the Company will be required to recognize all derivative instruments as either assets or liabilities in the statement of financial position and measure those at fair value. If certain conditions are met a derivative may be specifically designated as a hedge, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-dominated forecasted transaction. The Company does not believe that this Statement will have a material effect on its financial position or results of operations.

Tejas Securities may invest in derivative transactions during the normal course of business, primarily to satisfy the needs of its clients. Derivative transactions entered into are recorded at the market value with realized or unrealized gains and losses recognized in the Statement of Operations. Market value is generally determined by quoted market prices for exchange-traded options. Tejas Securities held 175,140 warrants with a market value of $350,280 as of September 30, 1999.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's principal business activities are, by their nature, risky and volatile and are directly affected by economic and political conditions and broad trends in business and finance in the national and international markets. Any one of these factors may cause a substantial decline in the securities markets, which could materially affect the Company's business. Managing risk is critical to the Company's profitability and to reducing the likelihood of earnings volatility. The Company's risk management policies and procedures have been established to continually identify, monitor and manage risk. The major types of risk that the Company faces include credit risk, operating risk and market risk.

Credit risk is the potential for loss due to a customer or counterparty failing to perform its contractual obligation. Tejas Securities clears its securities transactions through a clearing broker. Under the terms of the clearing agreement, the clearing broker has the right to charge Tejas Securities for its losses that result from its customers' failure to fulfill their contractual obligations. In order to mitigate risk, Tejas Securities' policy is to monitor the credit standing of its customers and maintain collateral to support customer margin balances. Further, significant portions of Tejas Securities' assets are held at its clearing broker, Schroder & Co. Therefore, Tejas Securities could incur substantial losses if its clearing broker were to become insolvent or otherwise unable to meet its financial obligations. Schroder & Co. has in excess of $250 million in capital and has historically met all of its obligations to Tejas Securities.

Operating risk arises from the daily conduct of the Company's business and relates to the potential for deficiencies in control processes and systems, mismanagement of Company activities or mismanagement of customer accounts by its employees. The Company relies heavily on computer and communication systems in order to conduct its brokerage activities. Third party vendors, such as the clearing broker and news and quote providers, provide many of the systems critical to the Company's business. The Company's business could be adversely impacted if any of these systems were disrupted. The Company mitigates the risk associated with systems by hiring experienced personnel, and providing employees with alternate means of acquiring or processing information. In order to mitigate the risk associated with mismanagement of Company activities or customer accounts, the Company utilizes compliance and operations personnel to review the activities of administrative and sales personnel. In addition, the activities of management are actively reviewed by other members of management on a regular basis and by the Board of Directors.

The Company's primary market risk exposure is to market price changes and the resulting risk of loss that may occur from the potential change in the value of a financial instrument as a result of price volatility or changes in liquidity for which the Company has no control. Securities owned by Tejas Securities are either related to daily trading activity or Tejas Securities' principal investing activities. Market price risk related to trading securities is managed primarily through the daily monitoring of funds committed to the various types of securities owned by the Company and by limiting exposure to any one investment or type of investment.

Tejas Securities trading securities were $5,592,799 in long positions and $275,250 in short positions at September 30, 1999. These trading securities may be exchange listed, Nasdaq or other over-the-counter securities on both long and short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be $531,755 as of September 30, 1999. A 10% hypothetical decline was used to represent a significant and plausible market change.

Tejas Securities' investment securities are typically those reported on by Tejas Securities' research analysts. These positions often consist of high-yield debt securities and the related equity securities. The Company monitors this risk by maintaining current operating and financial data on the companies involved, and projecting future valuations based upon the occurrence of critical future events. Any transactions involving the investment securities are typically based upon the recommendations of Tejas Securities' research analysts versus current market performance.

ITEM 3.  PROPERTIES.

Tejas Securities leases space for its offices in Austin, Texas, Atlanta, Georgia and New York, New York. Future commitments associated with the leases are included in the footnotes to the financial statements. These leases are for terms of four years, five years, and five years, respectively, and contain renewal options. Tejas Securities' headquarters are located at 1250 Capital of Texas Highway South, Austin, Texas, and consists of approximately 7,800 square feet. Tejas Securities' Atlanta office is located at 12725 Morris Road, Suite 100, Alpharetta, Georgia, and consists of approximately 2,500 square feet. The New York office is located at 1 World Trade Center, New York, New York, and consists of approximately 6,000 square feet. Tejas Securities has entered into a lease for 24,700 square feet in Austin, Texas and will relocate its corporate headquarters to that space in December 1999. Tejas Securities will attempt to sublease its current Austin, Texas office space.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table provides information at November 30, 1999 with respect to ownership of the Common Stock, by each beneficial owner of five percent or more of the Common Stock, each director of the Company, each of the named executive officers and all directors and officers as a group. Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                                SHARES
                                                                          BENEFICIALLY OWNED
                                                                     ---------------------------
                                     NAME AND ADDRESS OF
                                      BENEFICIAL OWNER                NUMBER             PERCENT
                              ---------------------------------      ---------           -------
                              John J. Gorman (1)                     5,781,936            46.12%
                              Jay W. Van Ert (1)                     1,145,495             9.14%
                              Joseph F. Moran (1)                    2,482,621            19.80%
                              Michael L. McAllister                         --               --
                              John R. Ohmstede (2)                     789,435             6.30%
                              Gregory D. Woodby (1)                    248,250             1.98%
                              A. Reed Durant (1)                            --               --
                              John F. Garber (1)                            --               --
                              Charles H. Mayer (1)                          --               --
                              Neil Ragin (3)                            37,808                *
                              All officers and directors as a
                              group (9 total)                        9,658,302            77.04%

-------------------------------------------------------------------------------

*    Less than 1%.


(1) The address for Messrs. Gorman, Van Ert, Moran, Woodby, Durant, Garber and Mayer is 2700 Via Fortuna, Suite 400, Austin, Texas 78746.


(2)  The address for Mr. Ohmstede is 5905 Overlook Drive, Austin, Texas 78731.

(3) The address for Mr. Ragin is 134 West 72nd Street, New York, New York, 10023. Mr. Ragin resigned as President, Treasurer and Director of the Company effective August 26, 1999.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

The following information sets forth certain information with respect to the executive officers and directors of the Company. Each of the Directors of the Company is elected to serve until the next election of directors at a meeting of the Stockholders.

             NAME           AGE                POSITION
     --------------------  -----  ------------------------------------------
     John J. Gorman          39   Director, Chairman and Chief Executive
                                  Officer
     Jay W. Van Ert          38   Director and President
     Joseph F. Moran         38   Director, Vice Chairman, Managing
                                  Director
     Charles H. Mayer        52   Director and Chief Operating Officer
     Michael McAllister      45   Executive Vice President, Managing
                                  Director
     Gregory D. Woodby       38   Secretary and Treasurer
     A. Reed Durant          44   Director of Compliance
     John F. Garber          29   Director of Finance
     Barry A. Williamson     42   Director
     Clark N. Wilson         42   Director

JOHN J. GORMAN. Mr. Gorman became Chairman of the Board of Directors and Chief Executive Officer of the Company in August 1999. He has been the Chairman and Chief Executive Officer of Tejas Securities since July 1997. Mr. Gorman has over 16 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., most recently as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc, broker-dealer in Austin, Texas. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. In addition, Mr. Gorman serves on the Board of Directors of Lincoln Heritage Corporation, a publicly traded company. Mr. Gorman is the nephew of Charles H. Mayer through marriage. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.

JAY W. VAN ERT. Mr. Van Ert became the President and a Director of the Company in August 1999. Mr. Van Ert joined Tejas Securities in 1995 as Director of Research, was elected to the Board of Directors in 1997, and was named President in May 1998. Mr. Van Ert has spent in excess of fifteen years in the investment industry. Prior to joining Tejas Securities, Mr. Van Ert was employed from 1989 to 1995 as a Vice President with T. Rowe Price Associates Inc. where he served as an Analyst, Portfolio Manager and Director of High Yield Research. Mr. Van Ert earned a B.B.A. in Finance from the University of Texas in 1983 and an M.B.A. from Southern Methodist University in 1984.

JOSEPH F. MORAN. Mr. Moran became the Vice Chairman of the Board of Directors and Managing Director of the Company in August 1999. Mr. Moran joined Tejas Securities in January 1996 as Senior Vice President of Fixed Income Sales. He was elected to the Board of Directors of Tejas Securities in 1997 as Managing Director and recently was named Vice Chairman of the Board. From 1991 until joining Tejas Securities, Mr. Moran worked at APS Financial Inc. most recently as a Senior Vice President. Mr. Moran served primarily in a broker capacity at APS Financial Inc. Mr. Moran received his B.B.A. from Baylor University in 1984.


CHARLES H. MAYER. Mr. Mayer joined the Company in September 1999 as the Chief Operating Officer and a Director. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies not related to the securities industry. From 1990 to 1995, Mr. Mayer was the Managing Director and Chief Information Officer with CS First Boston. Other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers, Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer earned a BBA and MBA from Seton Hall University.


MICHAEL L. MCALLISTER, Executive Vice President and Managing Director. Mr. McAllister has over 19 years experience as an investment banker. Mr. McAllister became Executive Vice President and Managing Director of Tejas in November 1999. Mr. McAllister is the head of investment banking and is also responsible for building the equity capital markets business. Previously, Mr. McAllister was Senior Vice President and Managing Director of Corporate Finance at Southwest Securities, Inc. from February 1998. From January 1995 to February 1998, Mr. McAllister was Managing Director of Corporate Finance at Southcoast Capital Corporation. Previous to this, Mr. McAllister was Managing Director from August 1992 to August 1994 at Kemper Securities, Inc. Prior to that, Mr. McAllister served in the corporate finance departments of Lehman Brothers and The First Boston Corporation.

GREGORY D. WOODBY. Mr. Woodby became the Secretary and Treasurer of the Company in August 1999. Mr. Woodby joined Tejas Securities in January 1996 as Director of Fixed Income Trading and was elected to the Board of Directors of Tejas Securities in 1997 as Secretary. From 1989 until joining Tejas Securities, Mr. Woodby worked at APS Financial Inc., most recently as a Fixed Income Trader for APS Financial Inc. Mr. Woodby graduated from Baylor University earning a B.B.A. in Management in 1983.

A. REED DURANT. Mr. Durant became the Director of Compliance for the Company in August 1999. Mr. Durant joined Tejas Securities in November 1998 as the Compliance Director. From January 1996 until joining Tejas Securities, Mr. Durant worked as Senior Compliance Examiner for the NASD in the Regulation and Enforcement area. Prior to joining NASD, Mr. Durant worked at Principal Financial Securities since 1988. Mr. Durant brings over 20 years experience in the securities industry to the Company, including 8 years as Compliance Director of a 400-broker, 30-branch NYSE member firm. Mr. Durant graduated from Texas Tech University with a BA in economics.

JOHN F. GARBER. Mr. Garber became the Director of Finance for the Company in August 1999. Mr. Garber joined Tejas Securities in October 1998 as Director of Finance. From April 1999 until joining Tejas Securities, Mr. Garber was employed as the Controller for Loewenbaum & Co. Inc., an Austin based broker-dealer. Prior to joining Loewenbaum & Co., Inc. in April 1998, he was employed by KPMG LLP from 1995 to 1998 as a supervising auditor in the financial assurance department. In addition, Mr. Garber serves as the Financial and Operations Principal of Tejas Securities for regulatory reporting purposes. Mr. Garber graduated from the University of Florida in 1992 with a B.S.B.A. in Finance. He is a Certified Public Accountant and a member of the Texas Society of Certified Public Accountants.

BARRY A. WILLIAMSON. Mr. Williamson became a Director of the Company in October 1999. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Commission's

Chairman in 1995. During the late 1980's and early 1990's, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. Under President Bush, he managed mineral leases on the nation's 1.4 billion-acre continental shelf and oversaw an annual budget of almost $200 million. During the 1980's, Mr. Williamson served under the Reagan administration as a principle advisor to the U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, Smith, Dyer & Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982.

CLARK N. WILSON. Mr. Wilson became a Director of the Company in October 1999. Mr. Wilson is the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson homebuilder, Inc. from 1986 to 1992. Mr. Wilson took Doyle Wilson Homebuilder, Inc. through a turbulent market and formed Clark Wilson Acceptance Corporation in 1989 as a finance corporation, personally financing over $35,000,000 of construction loans for Doyle Wilson Homebuilder, Inc. Mr. Wilson has won numerous MAX awards between 1994 and 1998, including the MAX Award for Grand Builder of the Year and best Quality Project in 1994. Mr. Wilson is a Life Member of the National Association of Homebuilders Spike Club. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly twenty-five years of experience in the homebuilding industry.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company served as a member of the compensation or similar committee or Board of Directors of any other entity, other than the Company's subsidiaries, of which an executive officer served on the Compensation Committee or Board of Directors of the Company.

ITEM 6.  EXECUTIVE COMPENSATION.

EXECUTIVE OFFICER COMPENSATION

The following executive officers of the Company received cash compensation in the form of salary, bonus or commissions in excess of $100,000 during 1998, 1997 and 1996. None of the executive officers received any stock awards during the years ended December 31, 1998, 1997 or 1996.

     ----------------------------------------------------------------------------------------
       NAME AND PRINCIPAL
            POSITION           YEAR     SALARY       BONUS      FORGIVEN DEBT   COMMISSIONS
     ---------------------    ------   ---------   ---------    -------------  --------------
     John J. Gorman            1998    $ 125,000   $       0      $ 135,114      $  709,309
     Chairman and Chief        1997            0     261,000              0         643,688
     Executive Officer         1996            0           0              0         790,272
     -----------------         ----    ---------   ---------      ---------      ----------
     Jay W. Van Ert            1998      183,333           0              0          47,255
     Director and President    1997      120,000      75,000              0          44,010
                               1996      172,500           0              0          53,090
                               ----    ---------   ---------      ---------      ----------
     Gregory D. Woodby         1998      100,000         500              0          76,748
     Secretary and Treasurer   1997       85,000      40,000              0          59,481
                               1996       75,000      35,000              0          42,395
                               ----    ---------   ---------      ---------      ----------
     Joseph F. Moran           1998            0           0              0       1,023,280
     Managing Director         1997            0           0              0         977,890
     and Vice Chairman         1996      330,000           0              0         659,303
     -----------------         ----    ---------   ---------      ---------      ----------

DIRECTOR COMPENSATION

Prior to the Merger, the directors of the Company did not receive compensation for their service on the Board of Directors. Following the Merger, the initial directors of the Company requested that Mr. Wilson and Mr. Williamson serve as directors. As part of their incentive to join the Board, Mr. Wilson and Mr. Williamson were each provided with options to purchase 100,000 shares of Common Stock. The options are exercisable at $2.00 per share and expire on August 27, 2004. The options vest over a three-year period, commencing on August 27, 1999. Currently no other directors of the Company receive any form of cash or non-cash compensation for fulfilling their roles on the Board of Directors of the Company.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

SALE LEASEBACK

In September 1997, Tejas Securities entered into a sale-leaseback transaction with Sandy Hook Management, a company owned by Charles H. Mayer, a member of the Board of Directors. Sandy Hook Management purchased the assets for $204,267 from Tejas Securities. Tejas Securities purchased the assets from June 1995 through September 1997 for a total cost of $272,072. The book value of the assets as of the date of the transaction was determined in accordance with generally accepted accounting principles, including depreciation calculated by the straight-line method. The previous Chief Financial Officer of Tejas Securities (Richard Williams) made the determination of the book value. Under the terms of this transaction, Tejas Securities agreed to lease the furniture and fixtures commencing in October 1998 through September 2000. Tejas Securities makes monthly lease payments of $6,372 to Sandy Hook Management and has an option to purchase the furniture and fixtures at a discounted price in September 2000.


SUBORDINATED DEBT

Tejas Securities issued subordinated debt in September 1998 in exchange for $500,000 from Clark Wilson, a current member of the Board of Directors. The transaction is described in Item 2. Financial Information - "Liquidity and Capital Resources."

Tejas Securities completed the second issuance of subordinated debt in June 1999 in exchange for $500,000 from Clark Wilson. The transaction is described in Item
2. Financial Information - "Liquidity and Capital Resources."

TSG INTERNET FUND I, LTD.

In April 1999, John J. Gorman, Jay W. Van Ert, Joseph F. Moran, Clark N. Wilson and Gregory D. Woodby, along with three other owners of less than 5% of Tejas Securities, established TSG Capital, LLC (the "General Partner"), a Texas limited liability company, for the purpose of acting as general partner of TSG Internet Fund I, LTD. (the "Fund"), a Texas limited partnership. In addition to the investment in the General Partner, Messrs. Gorman, Van Ert, Moran and Wilson invested as limited partners in the Fund. Their contributions were as follows:
Mr. Gorman $200,000; Mr. Van Ert $120,520; Mr. Moran $200,000; and Mr. Wilson $100,000. John Ohmstede, a beneficial owner of more than 5% of Tejas Securities, also invested $200,000 in the Fund as a limited partner through a Trust. The total capital contribution by the General Partner was less than $50,000.


TSG Capital, LLC acts as the general partner of the Fund and has no other operations. The managers and principal executive officers include Jay W. Van Ert and A. Reed Durant who are also officers of the Company, Tejas Holding and Tejas Securities. The General Partner receives a management fee equal to .375% of the average monthly net asset value of the Fund after the end of each fiscal quarter. In addition, the General Partner receives a performance fee equal to 20% of the annual net profits of the Fund after the end of each fiscal year. Tejas Securities receives a monthly management fee in exchange for providing services to the General Partner for investment management, compliance and accounting and reporting. In order to facilitate the closing of the Fund, Tejas Securities advanced to the General Partner $357,099, of which $286,719 was repaid to Tejas Securities, as investor funds became available. The remaining balance of $70,380 is included as a receivable from an affiliate on the statement of financial condition of Tejas Securities.


The Fund engaged Tejas Securities to solicit subscriptions for the initial $2,500,000 private placement of limited partnership interests in the Fund. In exchange for acting as the placement agent, Tejas Securities received a placement agent fee equal to 5% of the total initial capital contributions to the Fund. The total placement agent fee equaled $136,025 and was paid in May 1999.


During the fourth quarter of 1999, the Fund was reopened and approximately $3.5 million in additional funds were invested bring the total under management to approximately $10 million. During the first quarter of 2000, Tejas anticipate it will purchase the interests of Messrs. Gorman, Van Ert, Moran, Woodby and the other owners of equity in TSG Capital, LLC at cost. Tejas will then assume operation of the Fund.


EMPLOYEE CASH ADVANCES

Tejas Securities makes cash advances to certain employees from time to time, which are typically secured and repaid from commissions. During 1998, Tejas Securities forgave approximately $135,000 in advances receivable from John J. Gorman as described in Note 8 to the accompanying 1998 Financial Statements.

SALE OF STOCK TO EMPLOYEES

In April 1999, Tejas Securities issued an additional 1,006,975 shares of its common stock with a value of $704,833 to employees and management of Tejas Securities. Of the shares issued, 410,000 shares were issued to directors or executive officers of Tejas Securities at a purchase price of $0.70 per share. The transaction was recorded as a stock subscription receivable, and was collected in full by August 1999. The following reflects the April 1999 issuance of common stock to directors or executive officers of Tejas Securities:

                            --------------------------------------------------------------------
                            DIRECTOR/EXECUTIVE
                                 OFFICER            SHARES SUBSCRIBED       SUBSCRIPTION PRICE
                            ------------------      -----------------     ----------------------
                            John J. Gorman               100,000                 $  70,000
                            Jay W. Van Ert               100,000                 $  70,000
                            Joseph F. Moran              100,000                 $  70,000
                            Gregory D. Woodby             60,000                 $  42,000
                            A. Reed Durant                25,000                 $  17,500
                            John F. Garber                25,000                 $  17,500
                            --------------               -------                 ---------

John J. Gorman was named to the Board of Directors of Lincoln Heritage Corporation in August 1999. Currently, Mr. Gorman owns common stock and stock purchase warrants with a combined value in excess of $60,000. Tejas Securities acted as managing underwriter in Lincoln Heritage's IPO and currently owns less than 5% of the common equity of Lincoln Heritage.

ITEM 8.   LEGAL PROCEEDINGS.

In June 1999, Starlight Entertainment, Inc., has submitted a claim in an arbitration proceeding for damages in the amount of $6,800,000 for the failed underwriting of a public offering of Starlight's common stock. The amount of Starlight's claim is based upon the gross receipts that were expected from the proposed public offering less the underwriting commission plus attorney's fees.

The Company's counsel has reviewed the complaint and is preparing an answer with respect to the arbitration. Management does not believe this matter will produce any material adverse consequences to the Company.

There are no other liabilities arising from claims or legal actions that management believes would have a significant adverse effect on the financial condition or results of operations of Tejas Securities.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND THE RELATED SHAREHOLDER MATTERS.

The Company's stock has not traded on an exchange or bulletin board since its inception. The Company is in the process of registering its securities and receiving approval to trade on the American Stock Exchange. There are no high and low bid quotations available on the Company for the most recent fiscal year.

The Company has not paid cash or stock dividends and has no present plan to pay any such dividends. Currently, the Company intends to reinvest its earnings in order to facilitate expansion. The likelihood of future dividends will be decided by the Board of Directors and will be based upon the Company's future earnings, financial condition and capital requirements. Tejas Securities paid $83,546 and $49,602 in shareholder distributions for the years ending December 31, 1997 and 1996, respectively, at which time it was an S corporation.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

Certain securities sold by the registrant during the last three years have not been registered under the Securities Act. The holders of the securities referred to below agreed to take their securities for investment and not with a view to the distribution thereof. The certificates representing the securities contained legends identifying certain restrictions on the transferability thereof. The following information gives effect to the 2.4825 for one stock exchange effective as of August 27, 1999.

COMMON STOCK

The following sets forth information pertaining to sales of Common Stock by the registrant during the last three years. There were no underwriting discounts or commissions on the sale of the Common Stock. Exemption from registration of the shares of Common Stock listed below is claimed under Section 4(2) of the Securities Act.

             PURCHASER                DATE         SHARES             CONSIDERATION
           ----------------       ------------    ----------    --------------------------
           John J. Gorman         August, 1999    5,781,936     2,329,078 shares of Tejas
                                                                Holding common stock
           Joseph F. Moran        August, 1999    2,482,621     1,000,049 shares of Tejas
                                                                Holding common stock
           Jay W. Van Ert         August, 1999    1,145,495     461,428 shares of Tejas
                                                                Holding common stock
           John R. Ohmstede       August, 1999      789,435     318,000 shares of Tejas
                                                                Holding common stock

             PURCHASER                DATE         SHARES             CONSIDERATION
           ----------------       ------------    ----------    --------------------------
           John J. Glade          August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Michael Hidalgo        August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Jon S. McDonald        August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Britt Rodgers          August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Bob Sternberg          August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Mike Wolf              August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Gregory D. Woodby      August, 1999     248,250      100,000 shares of Tejas
                                                                Holding common stock
           Lawrence Kaplan        December, 1998    91,507      $10,000 cash
           Lawrence Kaplan        March, 1998       91,507      $10,000 cash
           Lawrence Kaplan        July, 1997        91,507      $10,000 cash


ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The Company's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share.

COMMON STOCK

Each holder of Common Stock is entitled to one vote per share held of record in the election of members of the Company's Board of Directors and for all other matters submitted to a vote of shareholders.

Shareholders are entitled to receive, when and if declared by the Board of Directors, dividends and other distributions in cash, stock or property from the Company's assets or funds legally available for those purposes. The Common Stock does not have any sinking fund provisions, redemption provisions, or preemptive rights. All outstanding shares of Common Stock are fully paid and non-assessable. In the event of the Company's liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets available for distribution.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is Corporate Stock Transfer at 370 17th Street, Denver, Colorado.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The general corporate law of New York, the jurisdiction in which the Company is incorporated, provides, under certain circumstances, for indemnification of the directors or officers of a New York corporation for expenses incurred in connection with the defense of any action, suit or proceeding, in relation to certain matters brought against them as such directors and officers. Article 5 of the Company's Bylaws provide indemnification of directors and officers under certain circumstances. In addition, the Company maintains insurance policies which insure its officers and directors against certain liabilities.

    Those provisions may be sufficiently broad to indemnify officers and directors for liabilities under the securities laws.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements of the Company are itemized under Item 15. Financial Statements and Exhibits.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements.

(b)      Exhibits


                 EXHIBIT        PAGE
                 NUMBER        NUMBER    DESCRIPTION OF EXHIBITS*
                 ------        ------    ---------------------------------------
                   3.1                   Certificate of Incorporation

                   3.2                   Bylaws

                   4.1                   NASD Subordinated Loan Agreement, Form
                                         SL-1, dated October 13, 1998, between
                                         Clark N. Wilson and the Company

                   4.2                   NASD Subordinated Loan Agreement, Form
                                         SL-1, dated June 4, 1999, between Clark
                                         N. Wilson and the Company

                   4.3                   Shareholder Agreement, dated November
                                         23, 1999, between John Ohmstede, John
                                         Glade,  Michael Hidalgo, Jon McDonald,
                                         Britt Rodgers, Bob Sternberg, Mike
                                         Wolf, Greg Woodby and the Company

                   4.4                   Certificate of Incorporation
                                         incorporated herein by reference

                   4.5                   Bylaws incorporated herein by reference

                  10.1                   Agreement, dated June 5, 1997, with
                                         Schroder Wertheim & Co. Incorporated

                  10.2                   Westech Capital Corp. 1999 Stock Option
                                         Plan

                  10.3                   Form of Incentive Stock Option
                                         Agreement

                  10.4                   Form of Nonqualified Stock Option
                                         Agreement

                  10.5                   Lease Agreement, effective as of
                                         September 30, 1999, by and between
                                         The Company and Desta Two Partnership,
                                         Ltd.

                  21.1                   Registrant's Subsidiaries

                  27.1                   Financial Data Schedule

                  99.1                   Articles of Incorporation of Tejas
                                         Securities Group, Inc.

                  99.2                   Bylaws of Tejas Securities Group, Inc.

                  99.3                   Articles of Incorporation of Tejas
                                         Securities Group Holding Company

                  99.4                   Bylaws of Tejas Securities Group
                                         Holding Company



                  * All exhibits have been filed previously.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                           Page

TEJAS SECURITIES GROUP, INC.
FINANCIAL STATEMENTS:
     Independent Auditors' Report.......................................................   F-1
     Statements of Financial Condition..................................................   F-2
     Statements of Operations...........................................................   F-3
     Statements of Stockholders' Equity.................................................   F-4
     Statements of Cash Flows...........................................................   F-5
     Notes to Financial Statements......................................................   F-6
WESTECH CAPITAL CORP.
INTERIM FINANCIAL STATEMENTS:
     Consolidated Statements of Financial Condition as of
         September 30, 1999 and December 31, 1999 (Unaudited)...........................   F-14
     Consolidated Statements of Operations for the Nine Months Ended
         September 30, 1999 and 1998 (unaudited)........................................   F-15
     Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1999 and 1998 (unaudited)........................................   F-16
     Notes to Consolidated Financial Statements.........................................   F-17
PRO FORMA FINANCIAL STATEMENTS:
     Unaudited Pro Forma Combined Financial Information.................................   F-20
     Pro Forma Combined Statement of Financial Condition as of December
         31, 1998 (unaudited)...........................................................   F-21
     Pro Forma Combined Statement of Operations for the Year Ended December 31, 1998
         (unaudited)....................................................................   F-22
     Pro Forma Combined Statement of Financial Condition as of June 30, 1999
         (unaudited)....................................................................   F-23
     Pro Forma Combined Statement of Operations for the Six Months Ended
         June 30, 1999 (unaudited)......................................................   F-24
     Notes to Unaudited Pro Forma Combined Financial Information........................   F-25

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Tejas Securities Group, Inc:

We have audited the accompanying statements of financial condition of Tejas Securities Group, Inc. (the "Corporation") as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tejas Securities Group, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                            KPMG LLP



Austin, Texas
February 12, 1999

                          TEJAS SECURITIES GROUP, INC.

                        Statements of Financial Condition

                           December 31, 1998 and 1997


                                                                       1998                1997
                                                                   ------------        ------------

                       ASSETS

Cash and cash equivalents                                          $    201,312             170,474
Receivable from clearing brokers, partially restricted                1,468,424             825,707
Securities owned                                                      1,539,424             634,419
Furniture and equipment, net                                            209,431              59,057
Deferred tax assets                                                     178,500                --
Other assets                                                            345,136             284,921
                                                                   ------------        ------------

         Total assets                                              $  3,942,227           1,974,578
                                                                   ============        ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities           $    577,736             141,330
Subordinated debt                                                       500,000                --
Payable to clearing organization                                      1,459,678             608,848
                                                                   ------------        ------------
          Total liabilities                                           2,537,414             750,178
                                                                   ------------        ------------

Stockholders' equity:
    Preferred stock, no par value, convertible
       1,000,000 shares authorized in 1998; none issued
       and outstanding                                                     --                  --
    Common stock, no par value
       10,000,000 shares authorized; 4,679,152 and
        3,858,887 shares issued and outstanding in 1998
       and 1997, respectively                                         1,473,071             946,878
    Subscriptions receivable                                            (96,263)           (100,000)
    Treasury stock, at cost, 141,113 shares in 1997                        --               (47,805)
    Retained earnings                                                    28,005             425,327
                                                                   ------------        ------------
          Total stockholders' equity                                  1,404,813           1,224,400
                                                                   ------------        ------------

Commitments and contingencies

         Total liabilities and stockholders' equity                $  3,942,227           1,974,578
                                                                   ============        ============


See accompanying notes to financial statements.

                  TEJAS SECURITIES GROUP, INC.

                    Statements of Operations

      For the Years Ended December 31, 1998, 1997 and 1996


                                                          1998              1997             1996
                                                      ------------      ------------     ------------
Revenue:
    Commissions                                       $  7,932,780         4,810,520        3,648,255
    Underwriting and investment banking income           2,584,770           752,554             --
    Net dealer inventory and investment income            (299,166)          924,587          567,537
    Other income                                            23,530             9,248           41,720
                                                      ------------      ------------     ------------
          Total revenue                                 10,241,914         6,496,909        4,257,512
                                                      ------------      ------------     ------------

Expenses:
    Commissions                                          5,921,426         3,165,701        1,797,637
    Other employee compensation and benefits             2,085,937         1,293,719        1,651,063
    General and administrative                           2,795,773         1,544,446        1,015,567
                                                      ------------      ------------     ------------
          Total expenses                                10,803,136         6,003,866        4,464,267
                                                      ------------      ------------     ------------

Income (loss) before income tax expense (benefit)         (561,222)          493,043         (206,755)

Income tax expense (benefit):
    Federal:
       Current                                                --                --               --
       Deferred                                           (178,500)             --               --
    State                                                   14,600            19,008             --
                                                      ------------      ------------     ------------
                                                          (163,900)           19,008             --
                                                      ------------      ------------     ------------

          Net income (loss)                           $   (397,322)          474,035         (206,755)
                                                      ============      ============     ============

Pro forma earnings (loss) per share (note 11):

    Basic earnings (loss) per share:
    Net income (loss)                                 $      (0.04)             0.04            (0.03)
                                                      ============      ============     ============

    Weighted average shares outstanding                  9,435,429         8,416,728        5,189,072
                                                      ============      ============     ============

    Diluted earnings (loss) per share:
    Net income (loss)                                 $      (0.04)             0.04            (0.03)
                                                      ============      ============     ============

    Weighted average shares outstanding                  9,435,429         8,416,728        5,189,072
                                                      ============      ============     ============


See accompanying notes to financial statements.

                          TEJAS SECURITIES GROUP, INC.

                       Statements of Stockholders' Equity

              For the Years Ended December 31, 1998, 1997 and 1996


                                                 COMMON     SUBSCRIPTIONS    TREASURY    RETAINED
                                  SHARES         STOCK       RECEIVABLE       STOCK      EARNINGS       TOTAL
                                ----------     ----------   -------------   ----------  ----------    ----------
Balance at December 31, 1995     1,987,096     $  549,760          --         (133,240)    291,195       707,715

Stock issuances                  1,103,467        171,424          --             --          --         171,424

Treasury stock sales               909,437         21,336          --          133,240        --         154,576

Stockholder contributions             --          122,491          --             --          --         122,491

Stockholder distributions             --             --            --             --       (49,602)      (49,602)

Net loss                              --             --            --             --      (206,755)     (206,755)
                                ----------     ----------    ----------     ----------  ----------    ----------

Balance at December 31, 1996     4,000,000        865,011          --             --        34,838       899,849

Treasury stock purchases          (540,686)          --            --         (183,166)       --        (183,166)

Treasury stock sales               399,573         81,867      (100,000)       135,361        --         117,228

Stockholder distributions             --             --            --             --       (83,546)      (83,546)

Net income                            --             --            --             --       474,035       474,035
                                ----------     ----------    ----------     ----------  ----------    ----------

Balance at December 31, 1997     3,858,887        946,878      (100,000)       (47,805)    425,327     1,224,400

Stock issuances                    679,152        475,405          --             --          --         475,405

Treasury stock sales               141,113         50,788          --           47,805        --          98,593

Subscription collected                --             --           3,737           --          --           3,737

Net loss                              --             --            --             --      (397,322)     (397,322)
                                ----------     ----------    ----------     ----------  ----------    ----------
Balance at December 31, 1998     4,679,152     $1,473,071       (96,263)          --        28,005     1,404,813
                                ==========     ==========    ==========     ==========  ==========    ==========


See accompanying notes to financial statements.

                          TEJAS SECURITIES GROUP, INC.

                            Statements of Cash Flows

              For the Years Ended December 31, 1998, 1997 and 1996


                                                                       1998              1997              1996
                                                                   ------------      ------------      ------------
Cash flows from operating activities:
    Net income (loss)                                              $   (397,322)          474,035          (206,755)
    Adjustments to reconcile net income (loss) to net cash
       used by operating activities:
       Deferred tax benefit                                            (178,500)             --                --
       Depreciation expense                                              38,110            39,834            30,783
       Increase in receivable from clearing brokers                    (642,717)         (374,350)         (116,176)
       Decrease (increase) in other assets                             (126,324)           (2,980)            3,803
       Decrease (increase) in  receivables from employees
          and shareholders                                              135,949          (262,448)          150,000
       Decrease (increase) in other receivables                         (69,840)           85,510           (85,510)
       Decrease (increase) in trading account securities               (905,005)          317,673          (952,092)
       Increase (decrease) in accounts payable, accrued
          expenses and other liabilities                                436,406           102,850            (6,383)
       Increase (decrease) in payable to clearing organization          850,830          (398,666)        1,007,514
                                                                   ------------      ------------      ------------
          Net cash used by operating activities                        (858,413)          (18,542)         (174,816)
                                                                   ------------      ------------      ------------

Cash flows from investing activities:
    Proceeds from sale of furniture and equipment                          --             204,268              --
    Purchase of furniture and equipment                                (188,484)         (140,933)          (82,477)
                                                                   ------------      ------------      ------------
          Net cash provided (used) by investing activities             (188,484)           63,335           (82,477)
                                                                   ------------      ------------      ------------

Cash flows from financing activities:
    Proceeds from issuance of notes payable
       and subordinated debt                                          1,000,000           250,000              --
    Principal payments on notes payable                                (500,000)         (433,166)             --
    Sale of treasury stock                                               98,593           117,228           154,576
    Stockholder distributions paid                                         --             (83,546)          (49,602)
    Stockholder contributions                                              --                --             122,491
    Subscription collected                                                3,737              --                --
    Proceeds from stock issuances                                       475,405              --             171,424
                                                                   ------------      ------------      ------------
          Net cash provided (used) by financing activities            1,077,735          (149,484)          398,889
                                                                   ------------      ------------      ------------

          Net increase (decrease) in cash and cash equivalents           30,838          (104,691)          141,596

Cash and cash equivalents at beginning of year                          170,474           275,165           133,569
                                                                   ------------      ------------      ------------

Cash and cash equivalents at end of year                           $    201,312           170,474           275,165
                                                                   ============      ============      ============

Supplemental disclosures:
    Interest paid                                                  $     65,427            97,219            12,946
    Taxes paid                                                     $     23,738            22,829             1,518

In 1997, the Corporation assumed $183,166 of stockholder obligations in return for 540,686 shares of its common stock.

In 1997, the Corporation issued 100,000 shares of common stock in exchange for a $100,000 note receivable.

See accompanying notes to financial statements.

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------


(1)    ORGANIZATION AND BASIS OF PRESENTATION

       Tejas Securities Group, Inc. (the Corporation) was incorporated on March 2, 1994 under the laws of the State of Texas. The Corporation is registered as a broker and dealer in securities with the National Association of Securities Dealers, Inc. and clears its transactions on a fully disclosed basis through Schroder & Co., Inc. The Corporation maintains offices in Austin, Texas; New York, New York and Atlanta, Georgia.

       Effective May 1, 1998 the Corporation increased authorized shares of common stock to 10,000,000 shares and authorized 1,000,000 shares of convertible preferred stock. Also, effective May 1, 1998, the Corporation declared a stock split. Owners of the 21,543 shares issued and outstanding as of May 1, 1998 received new shares equal to their current ownership percentages, resulting in 4,000,000 shares of common stock issued as a result of the stock split. The effects of the stock split have been given retroactive effect in the accompanying financial statements.

       The 1,000,000 convertible preferred shares may be issued from time to time and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations, and restrictions as determined by the Board.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       SECURITIES TRANSACTIONS

       Securities transactions and the related commission revenue and expense are recorded on a trade date basis.

       The Corporation does not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers' accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities and Exchange Commission, and to perform all services customarily incident thereto.

       INVESTMENT BANKING

       Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Corporation acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger-and-acquisition and advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

       SECURITIES OWNED

       Long and short positions in securities are reported at market value. The difference between cost and market has been included in net dealer inventory and investment income. These investments are subject to the risk of failure of the issuer and the risk of changes in market value based on the ability to trade such securities on the open market.

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

       FURNITURE AND EQUIPMENT

       Furniture and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

       REPURCHASE AND RESALE AGREEMENTS

       Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. There were no repurchase or resale agreements outstanding at December 31, 1998, 1997 and 1996.

       FEDERAL INCOME TAXES

       Effective January 1, 1998, the Corporation elected to be taxed as a C Corporation under the provisions of the Internal Revenue Code.

       For the year ended December 31, 1998, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no significant deferred tax asset or deferred tax liabilities as of January 1, 1998.

       Prior to January 1, 1998, the Corporation elected to be taxed as an S corporation under the provisions of Subchapter S of the Internal Revenue Code. As a result, all Federal income tax expense and liability was paid by the shareholders of the Corporation for the years ended December 31, 1997 and 1996, respectively. The amounts included as income tax expense in the accompanying statement of operations for the year ended December 31, 1997 is a result of the income component of the Texas franchise tax which is computed at approximately 4.5% of income before income taxes.

       ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       STOCK-BASED COMPENSATION

       The Corporation measures compensation expense for options granted using the intrinsic value method. The Corporation provides pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied.

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

 (3)   NET CAPITAL REQUIREMENTS

       The Corporation, as a registered fully licensed broker and dealer in securities, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1). Under this rule, the Corporation is required to maintain a minimum "net capital" to satisfy rule 15c3-1. The minimum "net capital" requirement for the Corporation was $100,000 for the years ended December 31, 1998, 1997 and 1996, respectively. "Net capital" at December 31, 1998 aggregated $842,544. "Net capital" at December 31, 1997 aggregated $703,302. "Net capital" at December 31, 1996 aggregated $385,677.

(4)    LEASE COMMITMENTS

       The Corporation leases its office facilities and certain office equipment under operating leases. The future minimum payments due under these operating leases as of December 31, 1998 are as follows:

             1999                                              $   743,970
             2000                                                  581,851
             2001                                                  398,763
             2002                                                  366,354
             2003                                                  256,347
             Thereafter                                            132,523
                                                               -----------
                                                               $ 2,479,808
                                                               ===========

       Rent expense amounted to approximately $515,000, $265,000 and $92,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

       On September 30, 1997, the Corporation entered into a sale-leaseback transaction with a related party, whereby the Corporation sold furniture and fixtures for their book value of approximately $204,000. As part of this transaction, the Corporation agreed to lease the furniture and fixtures commencing on October 1, 1998 through September 30, 2000. Payments of $6,373 per month are due under the lease agreement and are included in the above schedule.

 (5)   PROFIT SHARING AND STOCK OPTION PLANS

       PROFIT SHARING PLAN

       In January 1997, the Corporation instituted a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. Contributions by the Corporation are discretionary. For the years ended December 31, 1998 and 1997, the Corporation made approximately $84,000 and $7,000, respectively, of contributions to the plan.

       STOCK OPTIONS

       The Corporation grants options to employees for its common stock. As provided by Financial Accounting Standards Board Statement No. 123, the Corporation elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans.

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

       During 1995, options for up to 2 percent of total shares issued and outstanding were granted for employees who met certain requirements for two years. In addition, employees who met certain other requirements for two years could purchase up to 5 percent of the total shares issued and outstanding. One employee exercised the options in 1997, and purchased 3 percent of the total shares issued and outstanding. No compensation cost was recognized for the options granted.

       During 1996, two employees were granted options, vesting in 1997, to purchase up to 2 percent and 1 percent of total shares issued and outstanding. The option for 1 percent was exercised in 1997 and resulted in the purchase of 40,000 shares. The other option was revoked by the employee upon delivery of stock by a shareholder. No compensation cost was recognized for the options granted.

       During 1997, three employees were granted options, vesting in 1997, to purchase up to 5 percent, 2.5 percent and 1 percent, respectively, of the total shares issued and outstanding on the grant date. Two of the options were fully exercised during 1997, resulting in the purchase of 140,000 shares. For the remaining option, one-half of the 5 percent option (or
       2.5 percent) was exercised resulting in the purchase of 100,000 shares. The remaining options total 100,000 shares at a price of $0.50 per share and expires in September 1999. No compensation cost was recognized for the options granted. During 1998, no options were exercised, and no new options were granted.

       Had the Corporation recorded compensation expense related to these options under the fair value method, compensation expense would have increased by approximately $8,000 and $4,000 for the years ended December 31, 1997 and 1996, respectively. Compensation expense was estimated in accordance with the provisions of Financial Accounting Standards Board Statement No. 123, using a 7.25 percent risk-free rate and an expected dividend of 8 percent per year. The compensation expense for each option grant was individually calculated.

       A summary of the Corporation's stock option and warrant activity, and related information for the years ended December 31, follows:

                                                1998                         1997                        1996
                                                ----                         ----                        ----
                                                      Weighted                     Weighted                    Weighted
                                                      Average                      Average                     Average
                                                      Exercise                     Exercise                    Exercise
                                        Options        Price         Options        Price        Options        Price
                                        -------       --------      ---------      --------      -------       --------
       Outstanding - beginning
       of year                          100,000         $0.50        120,000         $0.10       120,000         $0.10
       Granted                                0         $0.00        459,946         $0.56             0         $0.00
       Exercised                              0         $0.00       (360,000)        $0.49             0         $0.00
       Forfeited                              0         $0.00       (119,946)        $0.36             0         $0.00
       Outstanding - end of year        100,000         $0.50        100,000         $0.50       120,000         $0.10

       Exercisable - end of year        100,000         $0.50        100,000         $0.50       120,000         $0.10

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

                                                1998                         1997                        1996
                                                ----                         ----                        ----
                                                      Weighted                     Weighted                    Weighted
                                                      Average                      Average                     Average
                                                      Exercise                     Exercise                    Exercise
                                        Warrants       Price        Warrants        Price        Warrants       Price
                                        --------      --------      ---------      --------      --------      --------
       Outstanding - beginning
       of year                                0         $0.00              0         $0.00             0         $0.00
       Granted                          112,500         $2.65              0         $0.00             0         $0.00
       Outstanding - end of year        112,500         $2.65              0         $0.00             0         $0.00

       Exercisable - end of year        112,500         $2.65              0         $0.00             0         $0.00

 (6)   OFF STATEMENT of FINANCIAL CONDITION RISK

       The Corporation is responsible to its clearing broker for payment of all transactions executed both on its behalf and on behalf of its customers. Therefore, the Corporation is exposed to off statement of financial condition risk in the event a customer cannot fulfill its commitment and the clearing broker must purchase or sell a financial instrument at prevailing market prices. The Corporation and its clearing broker seek to control risk associated with customer transactions through daily monitoring to assure margin collateral is maintained under regulatory and internal guidelines.

       The Corporation's due from clearing brokers represents amounts on deposit with Schroder & Co., Inc. The Corporation is exposed should Schroder & Co., Inc. be unable to fulfill its obligations for securities transactions. Schroder & Co., Inc. requires the Corporation to maintain $100,000 in its account at all times.

       The Corporation deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits.

       The Corporation had revenues from two accounts which exceeded 10% of total revenue during 1996. The Corporation had revenues from three accounts which exceeded 10% percent of total revenue during 1997. No individual account exceeded 10% percent of total revenue in 1998.

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

 (7)   SUBORDINATED DEBT

       The Corporation has $500,000 in debt subordinated to claims of general creditors as of December 31, 1998. The subordinated debt is due November 1, 2001 and bears interest at 11.5 percent. Interest is paid monthly. As a condition of the loan agreement, the Corporation issued to the lender warrants to purchase 112,500 shares of common capital stock of the Corporation, exercisable at a price of $2.65 per share of common stock. The warrants expire on November 12, 2003. As of December 31, 1998, none of the warrants had been exercised.

       The subordinated borrowings are available in computing net capital under the SEC's uniform net capital rule. To the extent that such borrowings are required for the Corporation's continued compliance with minimum net capital requirements, they may not be repaid. It is the Corporation's intention not to renew the secured demand note collateralizing agreements due on November 1, 2001.

(8)    RECEIVABLE FROM EMPLOYEE AND STOCKHOLDER

       A $300,000 advance was made during 1995 as an incentive for an employee accepting a position with the Corporation. Under the terms of the agreement, the advance was forgiven if the employee was still employed with the Corporation on certain trigger dates. During 1995, $150,000 of the note receivable was forgiven and included in other employee compensation and benefits in the accompanying statements of operations. The remainder of the receivable was forgiven and expensed during 1996.

       The Corporation makes advances to certain employees in months when their commission payout does not meet a predetermined amount. As of December 31, 1998, approximately $126,500 had been advanced to employees under this agreement. As of December 31, 1997 approximately $44,000 had been advanced to employees and $219,000 to the Corporation's Chairman of the Board under this agreement. These receivables are to be repaid through reductions of future commissions.

       During 1998, the Corporation forgave approximately $135,000 in advances receivable from its Chairman of the Board and approximately $163,000 in advances receivable from employees. The amounts forgiven are included in commission expense in the accompanying financial statements.

       The Corporation received a $100,000 note from an employee in consideration for the issuance of common stock. The note bears no interest and is due and payable on December 31, 1999. This amount has been recorded as stock subscriptions receivable in the accompanying financial statements. During 1998, the Corporation collected $3,737 of the subscriptions receivable, resulting in a balance of $96,263 in subscriptions receivable as of December 31, 1998.

(9)   INCOME TAX

       Income tax benefit for the year ended December 31, 1998 differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent to pretax loss as a result of the following:

       Computed "expected" benefit                           $ 190,815

       Meals and entertainment                                 (34,325)
       State Franchise tax                                     (14,600)
       Other                                                    22,010
                                                             ---------
                                                             $ 163,900
                                                             =========

                          TEJAS SECURITIES GROUP, INC.

                          Notes to Financial Statements

--------------------------------------------------------------------------------

       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are as follows:

       Deferred tax assets:

       Net operating loss carryforwards                  $ 145,700
       Other                                                32,800
                                                         ---------
       Gross deferred tax assets                           178,500
       Valuation allowance                                    --
                                                         ---------
      Net deferred tax asset                             $ 178,500
                                                         =========

       There were no significant deferred tax liabilities at December 31, 1998.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences net of the existing valuation allowances at December 31, 1998.

       At December 31, 1998, the Corporation has net operating loss carryforwards for Federal income tax purposes of approximately $381,000 which are available to offset future Federal taxable income, if any, through 2018. Additionally, the Corporation has state net operating loss carryforwards available.

(10)   CONTINGENCIES AND COMMITMENTS

       The Corporation is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management's opinion that liabilities, if any, arising from these actions would not have a significant adverse effect on the financial condition and results of operations of the Corporation.


(11)   INDUSTRY SEGMENT DATA

       The Corporation has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes both sales and trading activities of the broker-dealer and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member.

       The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes.

       The following table presents segment revenues, profits and assets for the year ended December 31, 1998.



       ------------------------- ----------------  ----------------  -----------
                                                      Investment
                                     Brokerage         Banking           Total
       ------------------------- ----------------  ----------------  -----------
       Revenues from external
       customers                 $      6,957,349  $      2,584,770  $ 9,542,119
       ------------------------- ----------------  ----------------  -----------
       Interest revenue                   699,795                 0      699,795
       ------------------------- ----------------  ----------------  -----------
       Interest expense                    65,427                 0       65,427
       ------------------------- ----------------  ---------------- ------------
       Depreciation and
       amortization                        37,995               115       38,110
       ------------------------- ----------------  ---------------- ------------
       Segment profit (loss)           (1,892,566)        1,331,344     (561,222)
       ------------------------- ----------------  ---------------- ------------

       ------------------------- ----------------  ---------------- ------------
       Segment assets                   3,940,960             1,267    3,942,227
       ------------------------- ----------------  ---------------- ------------
       Expenditures for
       segment assets                     187,102             1,382      188,484
       ------------------------- ----------------  ---------------- ------------



The following table presents segment revenues, profits and assets for the year ended December 31, 1997.



       ------------------------- ----------------  ----------------  -----------
                                                      Investment
                                     Brokerage         Banking           Total
       ------------------------- ----------------  ----------------  -----------
       Revenues from external
       customers                 $      5,558,810  $        752,554  $ 6,311,364
       ------------------------- ----------------  ----------------  -----------
       Interest revenue                   185,545                 0      185,545
       ------------------------- ----------------  ----------------  -----------
       Interest expense                    97,219                 0       97,219
       ------------------------- ----------------  ----------------  -----------
       Depreciation and
       amortization                        39,834                 0       39,834
       ------------------------- ----------------  ----------------  -----------
       Segment profit                     225,381           267,662      493,043
       ------------------------- ----------------  ----------------  -----------

       ------------------------- ----------------  ----------------  -----------
       Segment assets                   1,974,578                 0    1,974,578
       ------------------------- ----------------  ----------------  -----------
       Expenditures for
       segment assets                     140,933                 0      140,933
       ------------------------- ----------------  ----------------  -----------



The following table presents segment revenues, profits and assets for the year ended December 31, 1996.



       ------------------------- ----------------  ----------------  -----------
                                                      Investment
                                     Brokerage         Banking           Total
       ------------------------- ----------------  ----------------  -----------
       Revenues from external
       customers                 $      4,217,825  $              0  $ 4,217,825
       ------------------------- ----------------  ----------------  -----------
       Interest revenue                    39,687                 0       39,687
       ------------------------- ----------------  ----------------  -----------
       Interest expense                    12,946                 0       12,946
       ------------------------- ----------------  ----------------  -----------
       Depreciation and
       amortization                        30,783                 0       30,783
       ------------------------- ----------------  ----------------  -----------
       Segment profit (loss)             (206,755)                0     (206,755)
       ------------------------- ----------------  ----------------  -----------

       ------------------------- ----------------  ----------------  -----------
       Segment assets                   1,945,843                 0    1,945,843
       ------------------------- ----------------  ----------------  -----------
       Expenditures for
       segment assets                      82,477                 0       82,477
       ------------------------- ----------------  ----------------  -----------



(12)   EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT


       On August 27, 1999, pursuant to an Agreement and Plan of Merger, by and among the Corporation, Tejas Securities Group Holding Company, a Texas Corporation ("Tejas Holding"), Westech Capital Corp., a New York corporation ("Westech"), and Westech Merger Sub, Inc., a Delaware corporation ("Merger Sub"), the Corporation acquired Westech through a reverse merger ( the "Merger") of Tejas Holding and Merger Sub. Tejas Holding and Merger Sub were established for the sole purpose of affecting this transaction. As a result of the Merger, Tejas Holding became a wholly owned subsidiary of Westech. Tejas Holding is the holder of approximately 83% of the outstanding common stock issued by the Corporation.

       After the completion of the Merger, Westech had 12,536,737 shares of common stock issued and outstanding. Earnings (loss) per share information is based on pro forma calculations as if the Corporation had completed the transaction in 1996, reflecting the additional shares issued as part of the Merger. The historical share amounts prior to the merger date have been adjusted on a pro forma basis to reflect the merger transaction utilizing the same exchange ratio (2.4825 to one) effected by the merger.

       Effective January 1, 1998 the Corporation elected to be taxed as a C corporation under the provisions of the Internal Revenue Code. In prior years the Corporation had elected S corporation status for Federal Income Tax purposes. Accordingly, net income (loss) and earnings (loss) per share information for 1997 and 1996 are based on pro forma calculations as if the Corporation had been a C corporation for those years.

       Pro forma basic earnings (loss) per share of common stock are computed by dividing net earnings by the pro forma weighted average number of common shares outstanding.

       Pro forma diluted earnings (loss) per share reflects dilution from contingently issuable shares, which include options and warrants. Contingently issuable shares are not included in the pro forma weighted average number of shares when the inclusion would increase net income per share or decrease the loss per share.

       Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" is effective for financial statements with fiscal years and interim periods ending after December 15, 1997 with retroactive statement for prior periods. SFAS 128 provides for the calculation of Basic and Dilutive earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect potential dilutions of securities that could share in the earnings (loss) of the Corporation, such as stock options, warrants or convertible debentures.


                                                        PRO FORMA
                                         --------------------------------------
                                             1998          1997         1996
       BASIC EARNINGS (LOSS) PER
       SHARE

       Net income (loss)                  $  (397,322) $   316,035  $  (140,755)
       Shares                               9,435,429    8,416,728    5,189,072
       Basic earnings (loss) per share    $     (0.04) $      0.04  $     (0.03)

       DILUTED EARNINGS (LOSS) PER
       SHARE

       Net income (loss)                  $  (397,322) $   316,035  $  (140,755)
       Effect of dilutive securities:
        Warrants                                    0            0            0
        Options                                     0            0            0
       Diluted earnings (loss) per share  $     (0.04) $      0.04  $     (0.03)

       Options to purchase 100,000, 100,000 and 120,000 shares of common stock at December 31, 1998, 1997 and 1996 were not included in the computation of diluted earnings (loss) per share because the options' exercise price was greater than the estimated market value per share during the period. Warrants to purchase 112,500 shares of common stock as of December 31, 1998 were not included in the computation of diluted earnings (loss) per share because the warrants' exercise price was greater than the estimated market value per share of common stock for the period. In addition, Management does not consider these to be "nominal value" contingently issuable shares and therefore has not considered the amounts in disclosing pro forma earnings (loss) per share amounts.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)


                                                                                       SEPTEMBER 30,  DECEMBER 31,
                                            ASSETS                                         1999           1998
                --------------------------------------------------------------         ------------   ------------

                Cash and cash equivalents                                              $  3,784,689        210,841
                Receivable from clearing brokers, partially restricted                    7,721,748      1,468,424
                Securities owned, at market value                                        12,435,365      1,539,424
                Furniture and equipment, net                                                340,471        209,431
                Deferred tax assets                                                              --        182,320
                Other assets                                                                747,575        345,136
                                                                                       ------------   ------------

                                   Total assets                                        $ 25,029,848      3,955,576
                                                                                       ============   ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

                Accounts payable, accrued expenses and other liabilities               $  3,121,350        579,316
                Securities sold, not yet purchased                                          339,118             --
                Payable to clearing organization                                         13,292,305      1,459,678
                Deferred tax liability                                                    1,387,450             --
                Subordinated debt                                                         1,000,000        500,000
                                                                                       ------------   ------------
                                   Total liabilities                                     19,140,223      2,538,994
                                                                                       ------------   ------------


                Minority interests in consolidated subsidiaries                           1,025,102             --

                  Stockholders' equity:
                  Common stock, $.001 par value 50,000,000 shares authorized;
                  12,537,218 issued at September 30, 1999 and 12,537,218 shares
                   issued at December 31, 1998                                               12,537         12,537
                  Capital in excess of par value                                          1,574,858      1,472,303
                  Subscriptions receivable                                                       --        (96,263)
                  Retained earnings                                                       3,277,128         28,005
                                                                                       ------------   ------------
                  Total stockholders' equity                                              4,864,523      1,416,582
                                                                                       ------------   ------------
                  Total liabilities and stockholders' equity                           $ 25,029,848      3,955,576
                                                                                       ============   ============

See accompanying notes to consolidated financial statements.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                            FOR THE NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              1999           1998
                                                          ------------   ------------
Revenue:
    Commissions                                             20,327,944      5,358,043
    Underwriting and investment banking income                 220,766      2,309,601
    Net dealer inventory and investment income               4,629,052       (452,356)
    Other income                                               219,871         38,304
                                                          ------------   ------------
        Total revenue                                       25,397,633      7,253,592
                                                          ------------   ------------

Expenses:
    Commissions, employee compensation and                  15,492,833      4,850,291
      benefits
    Clearing and floor brokerage                               341,381        304,734
    Underwriting expenses                                           --        423,125
    Communications and occupancy                               881,410        542,316
    Professional fees                                          855,775        402,177
    Interest                                                   397,656         43,730
    Other                                                    1,381,040        958,002
                                                          ------------   ------------
        Total expenses                                      19,350,095      7,524,375
                                                          ------------   ------------

Income (loss) before income tax expense (benefit)
    and minority interest                                    6,047,538       (270,783)


Income tax expense (benefit)                                 2,422,324        (54,961)

Minority interest in net income (loss)                         376,091             --
                                                          ------------   ------------

        Net income (loss)                                    3,249,123       (215,822)
                                                          ============   ============


    Basic earnings (loss) per share:
    Net income (loss)                                             0.29          (0.02)
                                                          ============   ============

    Weighted average shares outstanding                     11,350,153      9,172,622
                                                          ============   ============

See accompanying notes to consolidated financial statements.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                FOR THE NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                   1999            1998
                                                                              ------------    ------------

                  Cash flows from operating activities:
                       Net income (loss)                                      $  3,249,123        (215,822)
                       Adjustments  to reconcile  net income (loss) to
                          net cash provided (used) by operating activities:
                          Deferred tax expense (benefit)                         1,569,770         (78,664)
                          Depreciation expense                                      50,763          25,319
                          Minority interest in consolidated net                    376,091              --
                          income (loss)
                          Increase in receivable from clearing brokers          (6,253,324)     (2,095,953)
                          Increase in securities owned                         (10,556,823)        (35,467)
                          Increase in other assets                                (402,439)       (177,959)
                          Increase in accounts payable, accrued
                             expenses and other liabilities                      2,542,034         774,061
                          Increase in payable to clearing organization          11,832,627         919,327
                                                                              ------------    ------------
                             Net cash provided (used) by operating activities    2,407,822        (885,158)
                                                                              ------------    ------------
                  Cash flows from investing activities:
                       Purchase of furniture and equipment                        (181,803)       (146,002)
                                                                              ------------    ------------
                             Net cash used by investing activities                (181,803)       (146,002)
                                                                              ------------    ------------

                  Cash flows from financing activities:
                       Proceeds from issuance of notes payable
                          and subordinated debt                                    500,000         500,000
                       Subscriptions collected                                      96,263              --
                       Capital contributions                                       751,566         576,500
                                                                              ------------    ------------
                             Net cash provided by financing activities           1,347,829       1,076,500
                                                                              ------------    ------------

                             Net increase in cash and cash equivalents           3,573,848          45,340

                  Cash and cash equivalents at beginning of period                 210,841         170,474
                                                                              ------------    ------------

                  Cash and cash equivalents at end of period                  $  3,784,689         215,814
                                                                              ============    ============

                  Supplemental disclosures:
                       Interest paid                                          $    397,656          43,730
                       Taxes paid                                             $    856,369          23,737



See accompanying notes to consolidated financial statements.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1999
                                  (Unaudited)


(1) General

On August 27, 1999, pursuant to an Agreement and Plan of Merger, by and among Westech Capital Corp., Tejas Securities Group Holding Company, a Texas Corporation ("Tejas Holding"), Tejas Securities Group, Inc. ("Tejas Securities"), and Westech Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Tejas Securities acquired Westech Capital Corp. through a reverse merger (the "Merger") of Tejas Holding and Merger Sub. Tejas Holding and Merger Sub were established for the sole purpose of affecting this transaction. As a result of the Merger, Tejas Holding became a wholly owned subsidiary of Westech Capital Corp. Tejas Holding is the holder of approximately 83% of the outstanding common stock issued by the Tejas Securities. Westech Capital Corp. was previously a "shell public company" and had no substantial operations. Tejas Securities is the operating enterprise and is the acquiring enterprise for financial reporting purposes. The historical financial statements of Tejas Securities (accounting acquirer) are presented as the historical financial statements of the combined enterprise. The results of operations of the acquired enterprise (Westech Capital Corp.) are included in the financial statements of the combined enterprise only from the date of acquisition. Westech Capital Corp. had no significant operations from the date of acquisition through September 30, 1999. The equity of Tejas Securities is presented as the equity of the combined enterprise; however, the capital stock account of Tejas Securities has been adjusted to reflect the par value of the outstanding stock of Westech Capital Corp. after giving effect to the number of shares used in the business combination. The difference between the capital stock account of Tejas Securities and the capital stock account of Westech Capital Corp. (presented as the capital stock account of the combined enterprise) has been recorded as an adjustment to capital in excess of par value of the combined enterprise. For periods prior to August 27, 1999, the equity of the combined enterprise is the historical equity of Tejas Securities prior to the merger retroactively restated to reflect the number of shares received in the business combination. Earnings
(loss) per share for periods prior to the business combination have been restated to reflect the number of equivalent shares received by Tejas Securities. The accompanying unaudited consolidated financial statements of Westech Capital Corp., and subsidiaries including its principal operating subsidiary, Tejas Securities are collectively referred to as the "Company".

(2) Net Capital

Tejas Securities is subject to SEC Rule 15c3-1, Net Capital Requirements For Brokers or Dealers (the "Rule"), which establishes minimum net capital requirements for broker-dealers. The Rule is designed to measure financial integrity and liquidity in order to assure the broker-dealer's financial stability within the securities market. The net capital required under the Rule depends in part upon the activities engaged in by the broker-dealer. As of September 30, 1999, Tejas Securities' net capital of $2,681,665 was $2,387,170 in excess of the minimum required.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)


(3) Earnings (Loss) Per Share

After the completion of the Merger, the Company had 12,537,218 shares of common stock issued and outstanding. Prior to the Merger, the Company completed a stock split in the form of a stock dividend by issuing 2.28767 new shares of the Company's common stock for each one share of the Company's common stock outstanding to stockholders of record on August 13, 1999, resulting in 599,981 shares outstanding immediately following the stock split. Under the terms of the Merger, stockholders of Tejas Holding exchanged their shares for shares of the Company at a ratio of 2.4825 to one. The effect of this exchange was to issue an additional 11,937,237 shares of the Company's stock in exchange for 100% of the outstanding stock of Tejas Holding.

The following calculations of basic earnings (loss) per share are based upon the weighted average shares outstanding for the nine month periods ended September 30, 1999 and 1998, respectively, giving effect to the Merger on August 27, 1999.

                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                            1999              1998

               BASIC EARNINGS (LOSS) PER SHARE

          Net income (loss)                             $  3,249,123     $  (215,822)
          Weighted average shares outstanding             11,350,153       9,172,622
          Basic earnings (loss) per share               $       0.29     $     (0.02)

There were no contingently issuable shares outstanding for the nine months ended September 30, 1999 and 1998 that would be included in the computation of diluted earnings (loss) per share. Therefore, the computation of diluted earnings (loss) per share is not included in the above calculation.

(4) Industry Segment Data

The Company has three reportable segments: brokerage services, investment banking and market making. The primary operating segment, brokerage services, includes both sales and trading activities of the broker-dealer and encompasses both retail and institutional customer accounts. The other operating segments are strategic units that provide additional services to customers. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member. The market making segment is utilized to facilitate the execution of NASDAQ security transactions for the Company's customers. In August 1999, the NASD approved the Company to make markets in NASDAQ securities. The Company commenced with market making activities subsequent to September 30, 1999. The Company does not rely on any major customers as a source of revenue.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

                             WESTECH CAPITAL CORP.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)



The following table presents segment revenues, profits and assets for the nine months ended September 30, 1999.

                                                    INVESTMENT            MARKET
                                BROKERAGE             BANKING             MAKING        TOTAL
Revenues from external
customers                      $23,867,411          $ 220,766             $  --     $24,088,177
Interest revenue                 1,309,456                 --                --       1,309,456
Interest expense                   397,656                 --                --         397,656
Depreciation and
amortization                        50,763                 --                --          50,763
Segment profit                   5,826,772            220,766                --       6,047,538

Segment assets                  25,029,848                 --                --      25,029,848
Expenditures for segment
assets                             181,803                 --                --         181,803

The following table presents segment revenues, profits and assets for the nine months ended September 30, 1998.

                                                    INVESTMENT            MARKET
                                BROKERAGE             BANKING             MAKING        TOTAL
Revenues from external
customers                      $ 4,672,833          $2,309,601            $  --     $6,982,434
Interest revenue                   271,158                  --               --        271,158
Interest expense                    43,730                  --               --         43,730
Depreciation and
amortization                        25,319                  --               --         25,319
Segment profit (loss)           (1,557,227)          1,286,444               --       (270,783)

Segment assets                   5,401,897               1,336               --      5,403,233
Expenditures for segment
assets                             144,620               1,382               --        146,002

               PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                                DECEMBER 31, 1998

                                   (UNAUDITED)

                                                               Tejas                             Acquisition          Pro Forma
                         ASSETS                             Securities(1)      Westech (2)      Adjustments(3)        Combined
                                                            -------------      -----------      --------------       -----------
Cash and cash equivalents                                    $   201,312             9,529              --           $   210,841
Receivable from clearing brokers, partially restricted         1,468,424              --                --             1,468,424
Securities owned                                               1,539,424              --                --             1,539,424
Furniture and equipment, net                                     209,431              --                --               209,431
Deferred tax assets                                              178,500              --               3,820 (5)         182,320
Other assets                                                     345,136              --                --               345,136
                                                             -----------       -----------       -----------         -----------
                                                             $ 3,942,227             9,529             3,820         $ 3,955,576
                                                             ===========       ===========       ===========         ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities     $   577,736             1,580              --           $   579,316
Subordinated debt                                                500,000              --                --               500,000
Payable to clearing organization                               1,459,678              --                --             1,459,678
                                                             -----------       -----------       -----------         -----------
        Total liabilities                                      2,537,414             1,580              --             2,538,994
                                                             -----------       -----------       -----------         -----------

Minority interests in consolidated subsidiaries                     --                --             240,917 (4)         240,917

Stockholders' equity:
    Preferred stock                                                 --                --                --   (6)            --
    Common stock                                               1,473,071               599        (1,461,134)(6)          12,536
    Capital in excess of par value                                  --               7,350         1,128,757 (6)       1,136,107
    Subscriptions receivable                                     (96,263)             --              96,263 (6)             --
    Retained earnings                                             28,005              --                (983)(6)          27,022
                                                             -----------       -----------       -----------         -----------
        Total stockholders' equity                             1,404,813             7,949          (237,097)          1,175,665
                                                             -----------       -----------       -----------         -----------
                                                             $ 3,942,227             9,529             3,820         $ 3,955,576
                                                             ===========       ===========       ===========         ===========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                   (UNAUDITED)

                                                            Tejas                              Acquisition           Pro Forma
                                                          Securities        Westech(2)        Adjustments(3)          Combined
                                                         ------------      ------------       --------------        ------------
Revenue:
    Commissions                                          $  7,932,780              --                  --           $  7,932,780
    Underwriting and investment banking income              2,584,770              --                  --              2,584,770
    Net dealer inventory and investment income               (299,166)             --                  --               (299,166)
    Other income                                               23,530              --                  --                 23,530
                                                         ------------      ------------        ------------         ------------
        Total revenue                                      10,241,914              --                  --             10,241,914
                                                         ------------      ------------        ------------         ------------

Expenses:
    Commissions, employee compensation and benefits         5,921,426              --                  --              5,921,426
    Other employee compensation and benefits                2,085,937              --                  --              2,085,937
    General and administrative                              2,692,236            10,753                --              2,702,989
                                                         ------------      ------------        ------------         ------------
        Total expenses                                     10,699,599            10,753                --             10,710,352

Depreciation and amortization                                  38,110              --                  --                 38,110
                                                         ------------      ------------        ------------         ------------

        Operating income                                     (495,795)          (10,753)               --               (506,548)

Interest expense                                               65,427              --                  --                 65,427
                                                         ------------      ------------        ------------         ------------

        Loss before income taxes and minority interest       (561,222)          (10,753)               --               (571,975)

Income taxes                                                 (163,900)              680              (3,820)(5)         (167,040)
Minority interest in loss                                        --                --               (68,141)(4)          (68,141)
                                                         ------------      ------------        ------------         ------------
        Net loss                                         $   (397,322)          (11,433)             71,961         $   (336,794)
                                                         ============      ============        ============         ============
Basic earnings per share:
    Net loss                                                                                                        $      (0.03)
                                                                                                                    ============
    Weighted average shares outstanding                                                                               12,536,737
                                                                                                                    ============
Diluted earnings per share:
    Net loss                                                                                                        $      (0.03)
                                                                                                                    ============
    Weighted average shares outstanding                                                                               12,536,737
                                                                                                                    ============

               PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                                  JUNE 30, 1999

                                   (UNAUDITED)

                                                               Tejas                             Acquisition           Pro Forma
                        ASSETS                               Securities        Westech(2)       Adjustments(3)         Combined
                                                            ------------      ------------     ----------------      ------------
Cash and cash equivalents                                   $    334,047             6,498               --          $    340,545
Receivable from clearing brokers, partially restricted        11,439,542              --                 --            11,439,542
Securities owned                                              11,545,748              --                 --            11,545,748
Furniture and equipment, net                                     226,933              --                 --               226,933
Other assets                                                     406,152              --                 --               406,152
                                                            ------------      ------------       ------------        ------------
                                                            $ 23,952,422             6,498               --          $ 23,958,920
                                                            ============      ============       ============        ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities    $  2,782,845             3,382               --          $  2,786,227
Securities sold, not yet purchased                             1,050,135              --                 --             1,050,135
Payable to clearing organization                              13,099,946              --                 --            13,099,946
Subordinated debt                                              1,000,000              --                 --             1,000,000
Deferred tax liability                                         1,198,575              --               (1,896)(5)       1,196,679
                                                            ------------      ------------       ------------        ------------
        Total liabilities                                     19,131,501             3,382             (1,896)         19,132,987
                                                            ------------      ------------       ------------        ------------

Minority interests in consolidated subsidiaries                     --                --              826,760 (4)         826,760

Stockholders' equity:
    Preferred stock, no par value, convertible                      --                --                 --   (6)            --
    Common stock                                               2,200,841               599         (2,188,904)(6)          12,536
    Capital in excess of par value                                  --               2,517          1,581,103 (6)       1,583,620
    Subscriptions receivable                                    (281,675)             --              281,675 (6)            --
    Retained earnings                                          2,901,755              --             (498,738)(6)       2,403,017
                                                            ------------      ------------       ------------        ------------
        Total stockholders' equity                             4,820,921             3,116           (824,864)          3,999,173
                                                            ------------      ------------       ------------        ------------

                                                            $ 23,952,422             6,498               --          $ 23,958,920
                                                            ============      ============       ============        ============

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                   (UNAUDITED)

                                                          Tejas                              Acquisition           Pro Forma
                                                        Securities          Westech(2)      Adjustments(3)          Combined
                                                        -----------        -----------      --------------         -----------
Revenue:
    Commissions                                         $15,465,352               --                --             $15,465,352
    Underwriting and investment banking income              165,766               --                --                 165,766
    Net dealer inventory and investment income            3,516,592               --                --               3,516,592
    Other income                                             87,065               --                --                  87,065
                                                        -----------        -----------       -----------           -----------
        Total revenue                                    19,234,775               --                --              19,234,775
                                                        -----------        -----------       -----------           -----------

Expenses:
    Commissions                                           9,948,064               --                --               9,948,064
    Other employee compensation and benefits              2,540,501               --                --               2,540,501
    General and administrative                            1,737,909              4,833              --               1,742,742
                                                        -----------        -----------       -----------           -----------
        Total expenses                                   14,226,474              4,833              --              14,231,307

Depreciation and amortization                                29,144               --                --                  29,144
                                                        -----------        -----------       -----------           -----------

        Operating income                                  4,979,157             (4,833)             --               4,974,324

Interest expense                                            239,983               --                --                 239,983
                                                        -----------        -----------       -----------           -----------
        Income (loss) before income taxes and
            minority interest                             4,739,174             (4,833)             --               4,734,341

Income taxes                                              1,865,424               --              (1,896)(5)         1,863,528
Minority interest in income                                    --                 --             492,851 (4)           492,851
                                                        -----------        -----------       -----------           -----------

        Net income (loss)                               $ 2,873,750             (4,833)         (490,955)          $ 2,377,962
                                                        ===========        ===========       ===========           ===========
Basic earnings per share:
    Net income                                                                                                     $      0.19
                                                                                                                   ===========

    Weighted average shares outstanding                                                                             12,536,737
                                                                                                                   ===========

Diluted earnings per share:
    Net income                                                                                                     $      0.19
                                                                                                                   ===========

    Weighted average shares outstanding                                                                             12,536,737
                                                                                                                   ===========

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) Balances were obtained from the 1998 audited financial statements of Tejas Securities.

(2) Includes the account balances and results of Westech's operations beginning January 1, 1998 prior to the Company's acquisition.

(3) Includes pro forma adjustments relating to the acquisition of Westech, including provisions for income taxes on the consolidated entity, restatement of Westech's equity and adjustments to record the minority interest in Tejas Securities.

(4) To reflect the minority interest in Tejas Securities resulting from the merger transaction, which approximates 17% of the outstanding common stock of Tejas Securities. Of the 5,803,888 shares of common stock issued and outstanding for Tejas Securities, 995,333 non accredited stockholders' shares were not exchanged for shares of Tejas Holding. These remaining 995,333 shares represent the minority interest in Tejas Securities. See note 6 below.

(5) To record the adjustment for the provision for income taxes on the combined entity. The pro forma adjustment is based on the income
       (loss) before income taxes and minority interest, and the effective tax rate in effect for the period.

(6) The pro forma acquisition adjustments reflect the exchange of 4,808,555 shares representing 83% of Tejas Securities common stock for Tejas Holding common stock on a one-for-one basis. Concurrently, shareholders of Tejas Holding exchanged their 4,808,555 shares of common stock for 11,937,237 shares of Westech common stock with a par value of $.001 per share. As a result of this transaction, Westech's shareholders' pro forma equity would be comprised of the following:

         December 31, 1998:
         Common stock                                                $    12,536
         Capital in excess of par value                                1,136,107
         Retained earnings                                                27,022

         June 30, 1999:
         Common stock                                                $    12,536
         Capital in excess of par value                                1,583,620
         Retained earnings                                             2,403,017

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  January 5, 2000                     WESTECH CAPITAL CORPORATION




                                            By: /s/ JAY W. VAN ERT
                                            Jay W. Van Ert, President